Exhibit 10.28

DATED                      2005

(1)	OMNIPACK PLC

(2)	SGS - UK LIMITED

(3)	DANIEL M. BEJARANO

AGREEMENT

For the sale and purchase of the entire issued share capital of MCG Graphics Limited

Eversheds LLP

1 Callaghan Square

Cardiff

CF10 5BT

Tel +44 (0) 29 2047 1147

Fax +44 (0) 29 2046 4347

CONTENTS

		Page
Clause

1	INTERPRETATION	3

2	SALE AND PURCHASE	11

3	COMPLETION	12

4	GUARANTEES	12

5	WARRANTIES	12

6	LIMITATIONS ON CLAIMS	14

7	RESTRICTIVE COVENANTS	17

8	DEDUCTIONS AND INDEMNITIES	19

9	ANNOUNCEMENTS	20

10	INTEREST	20

11	NOTICES	21

12	ASSIGNMENT	22

13	GENERAL	22

14	GOVERNING LAW AND JURISDICTION	24

15	COUNTERPARTS	24

16	ENTIRE AGREEMENT	24

17	COSTS	24

Schedules

1	The Seller	25

2	Details of the Company	26

3	Non-Taxation Warranties	27

4	Taxation	46

	PART 2 - TAX COVENANT	51

	PART 3 - TAX WARRANTIES	64

5	Completion Arrangements	68

6	MCG Graphics Limited – Property	71

7	Adjustment of Consideration	73

8	PART 1 - PROVISIONS REGARDING RETENTION FUND	80

	PART 2 - PROVISIONS REGARDING SECOND RETENTION FUND	82

9	Limitations on Relevant Claims	85

10	Pension Provisions	90

THIS AGREEMENT is made by way of deed on                      2005

BETWEEN

(1)	OMNIPACK PLC (registered in England and Wales under number 3147626) whose registered office is at Brettenham House, Lancaster Place, London WC2E 7EN (the “Seller”);

(2)	SGS - UK LIMITED (registered in England and Wales under number 5473088) whose registered office is at 1 Park Row, Leeds, LSI 5AB (the “Buyer”); and

(3)	DANIEL M. BEJARANO of Flat 2, 35-37 Grosvenor Square, London W1K 2HN (“Mr Bejarano”).

OPERATIVE CLAUSES

1.	INTERPRETATION

In this Agreement:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“Accounting Date”	31 December 2004

“Accounts”	the audited accounts of the Company for the financial year which ended on the Accounting Date, comprising a balance sheet, a profit and loss account, notes, directors’ and auditors’ reports

“Actuary”	means the actuary who is currently appointed in respect of the Pension Scheme pursuant to section 47 of the Pensions Act 1995

“Actuary’s Letter”	means the letter from Punter Southall & Co to Hewitt Bacon & Woodrow dated on or about the date hereof

“Affiliate”	any company which at the relevant time is:

(a) a holding company of the Buyer; or

(b) a subsidiary or subsidiary undertaking of the Buyer; or

(c) a subsidiary or subsidiary undertaking of any such holding company (other than the Buyer itself);

the expressions “holding company”, “subsidiary” and “subsidiary undertaking” having the meanings given to them by CA 1985

“Alcoa Affiliate”	any company which at the relevant time is:

(a) Alcoa, Inc.; or

(b) a holding company of Alcoa, Inc.; or

(c) a subsidiary or subsidiary undertaking of Alcoa, Inc.; or

(d) a subsidiary or subsidiary undertaking of any such holding company (other than Alcoa, Inc. itself);

the expressions “holding company”, “subsidiary” and “subsidiary undertaking” having the meanings given to them by CA 1985

“Associated Company”	any company, not being the Company, which at the relevant time is:

(e) a holding company of the Seller; or

(f) a subsidiary or subsidiary undertaking of the Seller; or

(g) a subsidiary or subsidiary undertaking of any such holding company (other than the Seller itself);

the expressions “holding company”, “subsidiary” and “subsidiary undertaking” having the meanings given to them by CA 1985

“Business Day”	any day (other than a Saturday or Sunday or public holiday in England and Wales) on which banks are open in London for normal banking business

“Buyer’s Solicitors”	Eversheds LLP of 1 Callaghan Square, Cardiff CF10 5BT

“CA 1985”	the Companies Act 1985 (as amended)

“Company”	MCG Graphics Limited (details of which are set out in Schedule 2)

“Completion”	completion of the sale and purchase of the Shares in accordance with clause 3 on the Completion Date

“Completion Accounts”	the completion accounts prepared in accordance with Schedule 7

“Completion Date”	the date of this Agreement or such date as the parties hereto shall agree as the date on which Completion occurs

“Computer Systems”	all computer hardware, Software, microprocessors and firmware which is used by the Company or is in the possession of the Company

“Consideration”	the consideration for the sale and purchase of the Shares as stated in clause 2.2

“Contract”	any agreement or commitment (but not including any agreement or commitment relating to the employment or engagement of individuals)

“the Directors”	Mr Bejarano, Stefania Dorudottir, Trevor Babb, Richard Jones and Stephen Buxton

“Disclosure Letter”	the letter having the same date as this Agreement from the Seller to the Buyer qualifying the Warranties

“Encumbrance”	any mortgage, charge, pledge, lien, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other preferential arrangement having similar effect

“Environment”	any air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers) and land (including surface land, sub-surface land, sea bed and river bed under water) and any living organisms supported by such media

“Environmental Insurance”	the insurance in respect of environmental liability from AIG UK Limited in favour of the Company in the agreed form

“Environmental Works”	the works to be undertaken following Completion to remediate those matters described in the “Outline Remediation Strategy, MCG Graphics Limited, Hull” prepared by WSP Remediation Limited and dated 27 October 2005

“FRS17 Accounting Basis”	means the FRS17 accounting basis as determined by the Actuary in accordance with the Actuary’s Letter

“FRS17 Deficit”	means the difference between the assets and the liabilities of the Pension Scheme calculated on the FRS17 Accounting Basis as at the Pension Completion Date

“Financial Information”	the information marked “13 May 2005 Update Financial Information” provided by Mr Bejarano to the Buyer as appended at document C22 to the Disclosure Letter

“Hazardous Substance”	any matter, whether alone or in combination with any other matter, capable of causing harm to man or any other living organism or damaging to the Environment or public health or welfare, including radioactive matter, ozone depleting substances, and genetically modified organisms

“ICTA”	Income and Corporation Taxes Act 1988

“Initial Consideration”	£6,882,725

“Insider”	the Seller, any Associated Company, any person who is or was at the relevant time a director of the Company, or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with the Seller, any Associated Company or any such director

“Intellectual Property Rights”	all patents, trade marks, copyright, moral rights, rights to prevent passing of, rights in designs, know-how and all other intellectual property rights, in each case whether registered or unregistered and including applications or rights to apply for the grant of any such rights together with all extensions and renewals of them and all rights or forms of protection having equivalent or similar effect anywhere in the world

“Management Accounts”	the management accounts of the Company in respect of the period from the Accounting Date to 30 September 2005 (copies of which are attached to the Disclosure Letter)

“Material Adverse Change”	has any one of the following meanings: (i) a decrease of 10% or more in actual sales or a decrease of 10% or more in actual operating profit for July or August 2005 (or any subsequent month preceding the Completion Date) as compared to the forecast amount for any such month as set forth in the Financial Information; (ii) the actual or threatened loss, communicated to the Company in writing or communicated orally to any one or more of the Directors, of any one of the following customers, Alcan, Nestle-Purina, Terra Pak or Amcor; (iii) a decrease of 7.5% or more in actual net assets at any month end (beginning on 30 June 2005) preceding or including the Completion Date as compared to the amount of £1,700,000; (iv) the incurrence, since the Accounting Date, of any actual or contingent liability outside the ordinary course of business of £10,000 or more; (v) the incurrence since the Accounting Date, of any actual or contingent liability in the ordinary course of business of £50,000 or more except as provided for in the Management Accounts; and (vi) the departure of any one or more of the Directors (other than in accordance with the provisions of this Agreement); provided that no payments in relation to the Pension Scheme made in accordance with Schedule 10 of this Agreement shall be included in the determination of the abovementioned figures

“Net Assets”	the amount of the Net Assets as defined in Schedule 7

“Non-SGS Parties”	means all members and actual or potential beneficiaries of the Pension Scheme other than the SGS Parties

“Pension Completion Date”	means the Completion Date

“Pension Scheme”	means The MCG Graphics Pension Scheme

“Property”	the properties described in Schedule 6

“Relevant Claim”	any claim for breach of any of the Warranties

“Retained Amount”	£500,000

“Retention Account”	the first joint account to be opened by the Buyer’s Solicitors and the Seller’s Solicitors into which the Retained Amount is paid which shall operate subject to the terms set out in Part 1 of Schedule 8

“Retention Account Letter”	the letter in agreed terms to be signed by the Seller and the Buyer providing instruction to the Buyer’s Solicitors and Seller’s Solicitors for dealing with the Retained Amount and the Second Retained Amount

“Second Retained Amount”	£500,000

“Second Retention Account”	the second joint account to be opened by the Buyer’s Solicitors and the Seller’s Solicitors into which the Second Retained Amount is paid which shall operate subject to the terms set out in Part 2 of Schedule 8

“Seller’s Solicitors”	Travers Smith of 10 Snow Hill, London EC1A 2AL (Ref. CGH/NSM)

“September 2005 Revised Forecast”	the document entitled “Key Data Forecast Update on 22nd September” forwarded by Mr. Bejarano to Henry R. Baughman and Benjamin F. Harmon, IV by e-mail dated 22 September 2005 as appended at document C23 to the Disclosure Letter

“SGS Parties”	means (a) all employees of the Company who are active members in the Pension Scheme; (b) all employees and former employees of the Company who are deferred members in the Pension Scheme; and (c) those individuals who are currently pensioners under the Pension Scheme, subject to there being no more than 16 such pensioners. For the avoidance of doubt, the SGS Parties are listed in the SGS Parties List

“SGS Parties List”	means the letter from Hewitt Bacon & Woodrow to Punter Southall & Co dated on or about the date hereof

“Shares”	all the issued shares in the capital of the Company comprising 400,000 shares of £1.00 each

“Software”	means any form of computer program whether in source or object code form

“Stakeholder Scheme”	means The MCG Graphics Stakeholder Pension Scheme

“Stock”	the raw materials, work in progress and finished goods of the Company

“Tax Covenant Claim”	any claim by the Buyer under Part 2 of Schedule 4

“Warranties”	the warranties set out in clause 5, Schedule 3 and Part 3 of Schedule 4

“W&I Insurance”	the warranty and indemnity insurance policy from AIG UK Limited in favour of the Buyer in the agreed form

“W&I Insurance Retention Exclusion”	the exclusion set out in paragraph 4.4 of the W&I Insurance

“W&I Insurance Specific Exclusions”	those exclusions set out in paragraph 5 and Appendix A of the W&I Insurance

“W&I Insurance Exclusion Claim”	shall have the meaning set out in clause 5.7

1.2	references to a document being “in the agreed terms” are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Seller and the Buyer;

1.3	the singular includes the plural and vice versa;

1.4	the headings in this Agreement will not affect its interpretation;

1.5	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term; and

1.6	save as otherwise stated, where there is reference in this Agreement to the Seller’s awareness or knowledge, information or belief or any similar expression, the Seller shall be deemed to have knowledge of anything which the Directors have actual knowledge.

2.	SALE AND PURCHASE

2.1	The Seller will sell with full title guarantee, and the Buyer will buy, the Shares. The Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement.

2.2	The consideration for the sale of the Shares is £7,882,725 (seven million, eight hundred and eighty-two thousand, seven hundred and twenty-five pounds) plus or minus any adjustments required to be made in accordance with Schedule 7 (Completion Accounts).

2.3	The Consideration shall be paid as follows:

2.3.1	the Initial Consideration shall be paid in cash upon Completion;

2.3.2	the Retained Amount shall be paid into the Retention Account and paid out in accordance with the terms of the Retention Account Letter and Part 1 of Schedule 8; and

2.3.3	the Second Retained Amount shall be paid into the Second Retention Account and paid out in accordance with the terms of the Retention Account Letter, Part 2 of Schedule 8 and Schedule 10.

Any payment required to be made pursuant to Schedule 7 (Completion Accounts) shall be made in accordance with such Schedule.

2.4	The payment of the Initial Consideration shall be made by electronic funds transfer to the Seller’s Solicitors’ client account, details of which are set out in paragraph 3(i) of Schedule 5, or by such other method as may be agreed between the parties.

2.5	The payment of the Retained Amount shall be made by electronic funds transfer to the Retention Account and shall there be held, subject to the terms of the Retention Account set out in Part 1 of Schedule 8 and the terms of the Retention Account Letter.

2.6	The payment of the Second Retained Amount shall be made by electronic funds transfer to the Second Retention Account and shall there be held, subject to the terms of the Second Retention Account set out in Part 2 of Schedule 8 and the terms of the Retention Account Letter.

2.7	The parties agree that the Company and the Buyer shall retain all rights, claims and privileges to all insurance policies, insurance coverage, insurance proceeds and rights to recovery under all of Company’s insurance policies, including the Seller’s insurance policies, which were or are in effect prior to Completion, to the extent they relate to the business, assets and employees of the Company.

3.	COMPLETION

3.1	Completion will take place at the offices of the Buyer’s Solicitors on the Completion Date, At Completion, the Seller and the Buyer will comply with the provisions of Schedule 5.

3.2	Receipt by the Seller’s Solicitors of the Initial Consideration will be a good and sufficient discharge to the Buyer in respect of such sum and the Buyer will not be further concerned as to the application of the moneys so received.

3.3	The Buyer will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4.	GUARANTEES

The Seller will procure that on Completion the Company is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Company to any third party in respect of a liability of any person other than the Company.

5.	WARRANTIES

5.1	The Seller warrants to the Buyer in the terms of the Warranties and acknowledges that the Buyer has entered into this Agreement in reliance upon each of the Warranties and the provisions of Schedule 4.

5.2	The Warranties are qualified by all circumstances, facts and matters fairly disclosed in the Disclosure Letter.

5.3	The Seller waives and may not enforce any right which the Seller may have against the Company, or any director or employee of the Company, on which or on whom the Seller may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter.

5.4	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty, provided that the only Warranties given in relation to:

5.4.1	Intellectual Property Rights are those Warranties contained in paragraph 12 of Schedule 3;

5.4.2	Computer Systems are those Warranties contained in paragraph 13 of Schedule 3;

5.4.3	the Property are those Warranties contained in paragraph 14 of Schedule 3;

5.4.4	the Environment are those Warranties contained in paragraphs 15 to 20 (inclusive) of Schedule 3; and

5.4.5	Taxation (as defined in Schedule 4) are those Warranties contained in Part 3 of Schedule 4 and paragraphs 3, 4, 7, 21.10, 22.3.8, 22.4 and 22.5 of Schedule 3.

5.5	The Buyer warrants to the Seller and the Seller warrants to the Buyer that it is a limited company incorporated under English law and that it has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and performance obligations under this Agreement and that neither the execution nor the performance of this Agreement or any document referred to herein will result in the breach of, or give rise to, an event of default under, any agreement or arrangement to which it is a party or any legal or administrative requirement by which the Buyer or Seller (as appropriate) is bound.

5.6	The Buyer warrants to the Seller that it does not currently have awareness of any matter or fact which it knows will entitle the Buyer to make a claim against the Seller for a breach of Warranty as at today’s date. For this purpose, the Buyer’s “awareness” shall mean the actual knowledge of Benjamin F. Harmon IV, Henry R. Baughman, Michael L. Shannon, Ronald M. Morosky and Mary Ellen Lammel. The Seller shall not be liable for any claim under the Warranties to the extent that the Buyer is in breach of this Warranty.

5.7	Other than in respect of any Relevant Claim or Tax Covenant Claim that arises and falls within one or more of the W&I Insurance Specific Exclusions such that it is thereby excluded from cover under the W&I Insurance (a “W&I Insurance Exclusion Claim”), the Seller will be under no obligation to pay any moneys in respect of any Relevant Claim or any Tax Covenant Claim other than from any amount of the Retained Amount remaining at the relevant time in the Retention Account, such payment to be made in accordance with Schedule 8, provided that nothing in this clause 5.7:

5.7.1	shall have the effect of excluding or limiting the liability of the Seller to the extent that any Relevant Claim arises by reason of any fraud or any dishonest misconduct by the Seller; or

5.7.2	for the avoidance of doubt, shall in any way limit the rights of the Buyer under this Agreement to bring a claim against the Seller pursuant to clauses 7 or 8.2 or paragraphs 3.2 or 8 of Part 1 of Schedule 7 or paragraph 1.3.1 of Schedule 10.

For the avoidance of doubt, any Relevant Claim or Tax Covenant Claim that arises and falls within the W&I Insurance Retention Exclusion shall, subject to agreement or determination in accordance with Schedule 8, be paid from any amount of the Retained Amount remaining at the relevant time in the Retention Account, such payment to be made in accordance with Schedule 8.

6.	LIMITATIONS ON CLAIMS

6.1	The Seller will not be liable for any Relevant Claim or a Tax Covenant Claim unless the amount of the Seller’s liability to the Buyer in respect of that Relevant Claim or Tax Covenant Claim when aggregated with the amount of the liability in respect of all other Relevant Claims and Tax Covenant Claims exceeds £80,000 (eighty thousand pounds) (the “Claim Threshold”).

6.2	The Seller will not be liable for any Relevant Claim unless the amount of the Seller’s liability to the Buyer in respect of that Relevant Claim or directly related series of Relevant Claims exceeds £5,000 (five thousand pounds) (the “De Minimis”). No Relevant Claim or directly related series of Relevant Claims in relation to which the Seller would have a liability to the Buyer of less than the De Minimis shall count towards the Claim Threshold.

6.3	The Seller will not be liable for any Relevant Claim or Tax Covenant Claim (as applicable) unless the Seller receives from the Buyer written notice of the Relevant

Claim or Tax Covenant Claim as soon as reasonably practicable after the Buyer has become aware that the Relevant Claim or Tax Covenant Claim (as applicable) has arisen (stating in reasonable detail the nature of the Relevant Claim or Tax Covenant Claim (as applicable), the circumstances giving rise to it and the Buyer’s bona fide reasonable estimate of any alleged loss or in the case of a Tax Covenant Claim the amount of the claim based on the facts then known to the Buyer):

6.3.1	before 5.00 p.m. on the date falling 18 months after Completion, in the case of a Relevant Claim for breach of any of the Warranties (other than the Warranties in Part 3 of Schedule 4); and

6.3.2	before 5.00 p.m. on the date falling 7 years after Completion, in the case of a breach of any of the Warranties in Part 3 of Schedule 4.

Any Relevant Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) (and no new claim against the Seller may be made in respect of the facts giving rise to such withdrawn Relevant Claim) unless legal proceedings in respect thereof have been commenced within 6 (six) months of the giving of written notice of the Relevant Claim or (if relevant) the date on which it has been finally determined that such claim is not a W&I Insurance Exclusion Claim (whichever is the later), and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served.

6.4	Subject to clauses 6.5, 6.6 and 6.7, the aggregate amount of the liability of the Seller for all Relevant Claims and Tax Covenant Claims will not exceed the monetary sum held in the Retention Account from time to time.

6.5	The aggregate liability of the Seller for all W&I Insurance Exclusion Claims shall not exceed £4,000,000 (four million pounds) (including for this purpose the Retained Amount) less the aggregate amount of the liability of the Seller for all Relevant Claims and Tax Covenant Claims agreed or determined (as such term is defined in Schedule 9) at the time of such claim.

6.6	The aggregate liability of the Seller for all Relevant Claims and Tax Covenant Claims (including W&I Insurance Exclusion Claims) shall not exceed £4,000,000 (four million pounds) (including for this purpose the Retained Amount), but this clause shall not increase the liability of the Seller as set out in clause 5.7.

6.7

For the avoidance of doubt, if any W&I Insurance Exclusion Claims are agreed or determined (as such term is defined in Schedule 9) such that a liability of the Seller arises to make a payment to the Buyer, any payment so requiring to be made shall not be made from the amount standing to the credit at the relevant time of the Retention Account unless at the time of the claim the aggregate amount of all other Relevant Claims and Tax Covenant Claims together with the relevant W&I Insurance Exclusion Claim and other W&I Insurance Exclusion Claims exceeds £3,500,000 (three and a half million pounds) and then only to the extent of such excess.

6.8	For the purposes of calculating the limits set out in clauses 6.5, 6.6 and 6.7, the liability of the Seller shall be deemed to exclude the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Seller in connection with the satisfaction, settlement or determination of any such claim.

6.9	The Buyer undertakes to use all its reasonable endeavours to seek recovery under the W&I Insurance in respect of any Relevant Claim or Tax Covenant Claim before bringing proceedings against the Seller in respect of any such claim UNLESS such claim falls within the W&I Insurance Retention Exclusion. The parties agree to consult with each other in good faith as to what constitutes “all its reasonable endeavours” for the purpose of this clause 6.9 as soon as practicable following the notification of such Relevant Claim or Tax Claim.

6.10	For the purposes of calculating Relevant Claims counting towards the Claim Threshold and/or whether any Relevant Claim exceeds the De Minimis:

6.10.1	there shall be excluded from any Relevant Claim the amount of any costs, expenses and other liabilities (together with any VAT thereon) incurred or to be incurred by or on behalf of the Buyer and/or the Company in connection with the making of such Relevant Claim; and

6.10.2	there shall be excluded the amount of any other Relevant Claim in respect of the same fact, matter, event or circumstance giving rise to the same loss (for the avoidance of doubt this clause 6.10.2 shall not exclude Relevant Claims which are part of a directly related series of Relevant Claims).

6.11	Any Relevant Claim shall be limited in accordance with Schedule 9, provided that nothing in this clause 6 or Schedule 9 shall have the effect of excluding or limiting the liability of the Seller to the extent that any Relevant Claim arises by reason of any fraud or any dishonest misconduct by the Seller.

6.12	The Seller shall not be liable for any breach of the Warranties to the extent that an amount in respect of the loss occasioned by the fact, matter, event or circumstance giving rise to such breach has been recovered under a Tax Covenant Claim.

6.13	Clauses 6.5, 6.6 and 6.7 will not apply in respect of a Relevant Claim concerning paragraph 1.1 to 1.3 (inclusive) of Schedule 3, Schedule 1 and Schedule 2.

6.14	The Seller shall not be liable for any claim under the provisions of Part 2 of Schedule 4 to the extent that an amount in respect of the loss occasioned by the fact, matter, event or circumstance giving rise to such claim has been recovered under the Warranties.

6.15	For the avoidance of doubt, nothing in this clause 6 shall in any way limit the rights of the Buyer under this Agreement to bring a claim against the Seller pursuant to clauses 7 or 8.2 or paragraphs 3.2 or 8 of Part 1 of Schedule 7 or paragraph 1.3.1 of Schedule 10.

7.	RESTRICTIVE COVENANTS

7.1	In this clause:

“Confidential Information”	means all information not publicly known, used in or otherwise relating to the Company’s business, customers, plans, prospects or financial or other affairs

“Relevant Customer”	means any person who at any time during the period of 12 (twelve) months immediately preceding Completion was:

(a) negotiating with the Company for the supply by the Company of goods or services of a material importance or value to the Company; or

(b) a material client or customer of the Company

“Relevant Products or Services”	means products or services which are competitive with or of the type supplied by the Company at any time during the period of 12 (twelve) months immediately preceding Completion.

7.2	The Seller and Mr Bejarano, severally undertake to the Buyer and the Company that each of the Seller and Mr Bejarano will not and, in respect of the Seller, the Seller will procure that no Associated Company will (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

7.2.1	for a period of 3 years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

7.2.2	for a period of 3 years immediately following Completion, deal or contract with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

7.2.3	for a period of 3 years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to the Company from any supplier who has been supplying goods or services of a material importance or value to the Company at any time during the 12 months immediately preceding Completion;

7.2.4	for a period of 3 years immediately following Completion, entice away, or attempt to entice away, from the Company, or employ, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant to, the Company at Completion or at any time during the period of 6 months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit the Company’s trade connections to the detriment of the Company;

7.2.5	within the United Kingdom, Sweden, France, Hungary and Ukraine for a period of 3 years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment purposes of securities in a company dealt in on a recognised stock exchange and which confer not more than 5 per cent, of the votes which could be cast at a general meeting) any other business which supplies Relevant Products or Services; and

7.2.6	without prejudice to any rights relating to passing off or trade mark infringement (or similar rights in any territory), at any time after Completion use in connection with any business which is competitive with the business of the Company any name (in whatever form) which includes the name of the Company or any trading style or get up which is confusingly similar to that used by the Company as at Completion.

7.3	The Seller undertakes to the Buyer and the Company and agrees that it will procure that no Associated Company will (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly) at any time after Completion make use of, disclose or cause unauthorised disclosure to any person (except those authorised by the Buyer in writing to know or as required by law or any governmental or regulatory organisation) of any Confidential Information.

7.4	Mr Bejarano undertakes to the Buyer and the Company and agrees that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly) at any time after Completion make use of, disclose or cause unauthorised disclosure to any person (except those authorised by the Buyer in writing to know or as required by law or any governmental or regulatory organisation) of any Confidential Information.

7.5	Each of the undertakings set out in this clause 7 is separate and severable and, if any of such undertakings or part of an undertaking is held to be against the public interest or unlawful, the remaining undertakings or part of the undertakings will continue in full force and effect and will bind the Seller and/or Mr Bejarano (as appropriate).

8.	DEDUCTIONS AND INDEMNITIES

8.1	The Consideration shall be reduced by an amount referred to in paragraphs 1.3 and 1.4.3 of Schedule 10 (Pension Provisions).

8.2	In relation to the Property:

8.2.1	the parties acknowledge that two leases and one underlease of the property comprising Unit E, Citadel Trading Park, Kingston Upon Hull have been assigned to the Company and a car park lease at Citadel Trading Park, Kingston Upon Hull from Bonus Electrical Group Limited has been assigned to the Company (the “Hull Transfers”);

8.2.2

prior to the date of this Agreement the Seller has paid to the Company an amount equal to the stamp duty land tax and land registry fees payable in relation to the Hull Transfers. The Seller covenants to pay to the Buyer any further stamp duty land tax, land registry fees and any penalties and interest properly payable in relation to the Hull Transfers and further covenants with the Buyer that the Seller shall (at its own expense) use its reasonable endeavours to assist the Company in procuring the registration at the Land Registry of the assignments relating to the Hull Transfers (including for the avoidance of doubt the merger of the lease dated 19 March 1997 between Metal Closures Group Limited and Omnipack plc, the closure of title number HS274077, the registrations of the variations to the leases dated 9 June 1986 and 1 November 1988 and the first registration of the lease of the car park dated 4 August 1997);

8.3	The Buyer will procure that the Environmental Works are commenced within 40 Business Days of Completion and are completed as soon as reasonably practicable but in any event no later than 24 months after the Environmental Works are commenced. Except with the express written consent of the Seller, the Buyer will procure that the Environmental Works are undertaken by WSP Remediation Limited pursuant to the terms of such firm’s written quotation dated 27 October 2005 and annexed to the Disclosure Letter at document CC4. The Buyer will procure that the appointed firm, on completion of the Environmental Works, will notify in writing the Buyer and the Seller of such completion and the cost of the Environmental Works.

8.4	If the amount invoiced (inclusive of any irrecoverable VAT) to the Company or the Buyer by the firm or company which undertakes the Environmental Works is less than £200,000, the Buyer will pay the difference between the amount so invoiced (inclusive of any irrecoverable VAT) and £200,000, to the Seller’s Solicitors within 5 Business Days of receipt by the Company or the Buyer of the final invoice. The Buyer and the Seller acknowledge that the amount invoiced may be less than £200,000 because either not all the Environmental Works are found to be necessary and/or because the Environmental Works are able to be completed by the appointed firm more cheaply than anticipated at the time of the quotation referred to in clause 8.3.

9.	ANNOUNCEMENTS

Save as required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation, no announcement concerning the transactions contemplated by this Agreement will be made by the Seller except with the prior written approval of the Buyer or by the Buyer except with the prior written approval of the Seller (in each case such consent not to be unreasonably withheld or delayed).

10.	INTEREST

If the Seller becomes liable to pay the Buyer or the Buyer becomes liable to pay the Seller any sum pursuant to this Agreement (save as expressly provided elsewhere in this Agreement) whether a liquidated sum or by way of damages or otherwise, the paying party will be liable to pay interest on such sum from the due date for payment at the annual rate of 1.5 per cent, above the base lending rate from time to time of Barclays Bank PLC, accruing on a daily basis until payment is made, whether before or after any judgment.

11.	NOTICES

11.1	Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient’s address set out in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than 7 Business Days before the notice was despatched.

For Seller and
Mr Bejarano:	Omnipack PLC
Brettenham House
Lancaster Place
London WC2E 7EN
Fax number: 0870 351 6723
For the attention of: Mr Daniel M. Bejarano

For Buyer:	SGS - UK Limited
c/o Southern Graphic Systems, Inc
626 West Main Street
Suite 500
Louisville, Kentucky 40202
USA
Fax number: (502) 634 5298
For the attention of: President

or such other address for service as may be notified in writing from time to time to the other parties by the relevant party.

11.2	A notice or other communication is deemed given:

11.2.1	if delivered personally, upon delivery at the address provided for in this clause 11; or

11.2.2	if sent by prepaid first class post, on the second Business Day after posting it; or

11.2.3	if sent by air mail, on the sixth Business Day after posting it; or

11.2.4	if sent by fax, on completion of its transmission

provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4.00 p.m. (at the place such notice or communication is delivered or sent to) on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

11.3	The provisions of this clause 11 will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

12.	ASSIGNMENT

12.1	Neither the Buyer nor the Seller shall assign its rights and obligations under this Agreement without the other party’s prior written consent (which will not be unreasonably withheld) provided that the Buyer may assign its rights and/or obligations hereunder to a company which is an Alcoa Affiliate without the Seller’s prior consent. If any assignee to whom assignment was made without the Seller’s prior written consent pursuant to this clause ceases to be an Alcoa Affiliate, the benefit of this Agreement shall forthwith be assigned or be made the subject of a trust in favour of an Alcoa Affiliate.

12.2	This Agreement will be binding and enure for the benefit of successors in title and (subject to clause 12.1) permitted assigns of each of the parties and references to the parties will be construed accordingly.

13.	GENERAL

13.1	Each party will do, or will use all reasonable endeavours to procure the doing of, all acts and things and execute, or procure the execution of, all documents as are necessary to give full effect to the terms of this Agreement.

13.2	Save as otherwise provided by this Agreement, failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

13.3	Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

13.4	If a claim is made against the Seller under Part 2 or Part 3 of Schedule 4, the Seller will not plead against such claim the Limitation Act 1980 or any other statute (present or future) directly or indirectly consolidating, extending, replacing or re-enacting the same, or any other rule of law relating to limitation of time in which an action can be brought or claim made; provided that this clause 13.4 is without prejudice to any express provision of this Agreement regarding time limits for notifying or making claims.

13.5	The Company has the right to enforce only clause 7 of this Agreement and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Except as stated in this clause, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

13.6	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation will require the consent of the Company.

13.7	Each party acknowledges and agrees that:

13.7.1	it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except as expressly repeated or referred to in this Agreement or the Disclosure Letter; and

13.7.2	this clause 13.7 shall not apply to any statement, representation or warranty made with gross negligence or fraudulently or to any provision of this Agreement (including, for the avoidance of doubt, the Warranties) which was induced by gross negligence or fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

13.8	This Agreement shall not be construed as creating any partnership or agency relationship between the parties.

14.	GOVERNING LAW AND JURISDICTION

The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement will be governed by the law of England and Wales. The courts of England and Wales will have exclusive jurisdiction to settle any dispute which arises out of or in connection with this Agreement. The parties irrevocably agree to submit to that jurisdiction.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

16.	ENTIRE AGREEMENT

This Agreement (together with any documents referred to herein or required to be entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

17.	COSTS

Except where expressly stated otherwise, each party to this Agreement will bear its own costs and expenses relating to the negotiation, preparation and implementation of this Agreement. The Company will bear no part of such costs.

SCHEDULE 1

The Seller

Name and address of registered and beneficial owner	Number and class of Shares to be sold
OMNIPACK PLC	400,000 ordinary shares of £1.00 each in
Brettenham House	the capital of the Company.
Lancaster Place
London
WC2E 7EN

SCHEDULE 2

Details of the Company

Name of Company	:	MCG Graphics Limited

Registered number	:	00631503

Registered office	:	Citadel Trading Park, Citadel Way, Garrison Road, Hull HU9 1TQ, England

Date of incorporation	:	30 June 1959

Authorised share capital	:	£400,065 divided into 400,000 ordinary shares of £1.00 each and 10,000 deferred shares of US$0.01 each

Issued share capital	:	£400,000 divided into 400,000 ordinary shares of £1.00 each

Directors’ full names	:	Malcolm Trevor Babb

Daniel Marco Bejarano

Stephen William Buxton

Stefania Maria Dorudottir

Richard Russell Jones

Secretary’s full name	:	Alvis Jean Babb

Accounting reference date	:	31 December

Mortgages/charges over Shares or Company’s assets	:	None

SCHEDULE 3

Non-Taxation Warranties

1.	Schedules 1 & 2; Capital

1.1	The information contained in Schedules 1 and 2 is true and accurate in all respects.

1.2	The Shares are fully paid and are beneficially owned and registered as set out in Schedules 1 and 2 free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

1.3	The Company has no share capital in issue other than the shares shown in Schedules 1 and 2 as being issued and no Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital (whether by way of a share option scheme or otherwise).

1.4	The Company has no interest in the share capital of any body corporate and the Company does not have, and never has had, any subsidiary undertakings (as defined in sections 258 to 260 CA 1985).

SELLER

2.	Insiders’ interests

2.1	The Company has never entered into any Contract with an Insider (excluding any contract of employment between the Company and any of its directors from time to time).

2.2	No Insider has any interest, direct or indirect, in any trade or business which competes with the Company’s business.

3.	Information supplied to the Buyer

3.1	The historical facts and historical information contained within the Financial Information (as modified by the September 2005 Revised Forecast) is accurate in all material respects and is not misleading in any material respect.

3.2

The 2005 budget and the 2006 projections set out in the Financial Information (as modified by the September 2005 Revised Forecast) are based upon historical facts and the assumptions made in preparing the said budget and projections were, when made, reasonable and having regard to the information available since such budgets and projections were made, continue to be reasonable at the date of this Agreement.

ACCOUNTS AND RECORDS

4.	The Accounts

4.1	The Accounts (a copy of which is attached to the Disclosure Letter):

4.1.1	comply with the requirements of CA 1985 and have been prepared in accordance with all applicable accounting standards (as that term is defined in section 256 of CA 1985 but including, where applicable, the International Financial Reporting Standards issued by the International Accounting Standards Board) and (to the extent none are applicable) with accounting principles and practices generally accepted in the United Kingdom;

4.1.2	have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the 3 financial years immediately preceding that which ended on the Accounting Date;

4.1.3	show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounting Date and of the profits (or losses) of the Company for the financial year ending on that date; and

4.1.4	are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional event, circumstance or item.

4.2	The Company’s accounting records are up to date and contain complete and accurate financial details relevant to the preparation of accounts of all transactions of the Company and comply with the provisions of sections 221 and 222 CA 1985. The Company’s accounting records and accounting information are exclusively owned by it or are under its control.

5.	Profits or Losses and Net Assets

The profits or losses and the value of net assets of the Company for the three consecutive financial years ended on the Accounting Date as shown by the Accounts have not (except as disclosed in those accounts) been affected to a material extent by the inclusion of non-recurring items of income or expenditure or by transactions entered into otherwise than on normal commercial terms so as to render such profit or losses or net assets for any of such periods exceptionally high or low.

6.	Management accounts

6.1	The Management Accounts have been prepared in accordance with accounting principles generally accepted in the United Kingdom and on bases consistent with those used in the preparation of the previous management accounts of the Company.

6.2	Except as fairly disclosed in the Disclosure Letter, such Management Accounts:

6.2.1	are not misleading in any material respect in respect of the periods to which they relate; and

6.2.2	show with reasonable accuracy the state of affairs of the Company in respect of the periods to which they relate.

CHANGES SINCE THE ACCOUNTING DATE

7.	Since the Accounting Date:

7.1	the business of the Company has been carried on in the ordinary and usual course and in materially the same manner (including nature and scope) as in the 12 months preceding the Accounting Date;

7.2	there has been no Material Adverse Change;

7.3	the Company has not acquired, or agreed to acquire, any single fixed asset having a value in excess of £10,000 or fixed assets having an aggregate value in excess of £50,000 (except as fairly disclosed in the Management Accounts) and fully paid for before Completion (or, if not fully paid for, reflected in the Management Accounts as accounts payable);

7.4	the Company has not disposed of, or agreed to dispose of, any asset (excluding Stock disposed of in the ordinary and usual course of business) having a value reflected in the Accounts in excess of £20,000 or acquired since the Accounting Date and having a value reflected in the Management Accounts in excess of £20,000;

7.5	the Company has not other than in the ordinary course of business borrowed or raised any money or taken up any financial facilities in excess of £10,000 nor repaid any borrowing or indebtedness in excess of £10,000 in advance of its stated maturity;

7.6	no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company;

7.7	no resolution of the shareholders of the Company has been passed;

7.8	the Company has not, other than in the ordinary course of business, assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) for a value in excess of £10,000;

7.9	no management or similar charge has become payable or been paid by the Company; and

7.10	no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, any Insider.

ASSETS

8.	Unencumbered title; possession

8.1	Each asset:

8.1.1	included in the Accounts; or

8.1.2	with a replacement value in excess of £1,000 which has been acquired by the Company since the Accounting Date (save for Stock disposed of in the ordinary course of business); or

8.1.3	with a replacement value in excess of £1,000 which is otherwise used by the Company,

is legally and beneficially owned by the Company free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance.

8.2	Each material asset of the Company is situated at the Property.

9.	Debtors

The Company has not factored or discounted any debt included in the Accounts or the Management Accounts or agreed to do so. All of the debts which are reflected in the Accounts as owing to the Company or which have subsequently been recorded in the Management Accounts of the Company (apart from, in each case, bad and doubtful debts to the extent to which they have been provided for in the Accounts or such Management Accounts) or which have subsequently been recorded in the books of the Company have realised or, in respect of debts falling due after the date hereof, will, so far as the Seller is aware, realise in the normal course of collection their full value as included in the Accounts, or in the Management Accounts or as

subsequently recorded in the books for the Company, and no such debt nor any part of it has been outstanding for more than three months from its due date for payment.

10.	Stock

10.1	The Stock now held by the Company and not written off in the Accounts or the Management Accounts:

10.1.1	is not obsolete, slow moving or likely to realise less than its book value; and

10.1.2	is fit for its intended purpose and of satisfactory quality and accords with any representation or contractual term, express or implied, which has been given, or which would in the normal course of its business be given, by the Company in respect of it.

11.	Plant etc.

The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used by the Company for the purposes of the business of the Company so far as the Seller is aware are in satisfactory working order and are capable of being used for the purposes for which they are currently being used by the Company.

12.	Intellectual Property Rights

12.1	The Company has no interest in, or use of, any Intellectual Property Rights (whether registered or not) save for the Intellectual Property Rights details of which are given in the Disclosure Letter, all of which are (where applicable) registered in the name of the Company and are legally and beneficially owned by the Company free from any Encumbrance.

12.2	The Company’s Intellectual Property Rights are valid, subsisting and enforceable.

12.3	The Seller has not received written notice that there are any proceedings, actions or claims in existence or pending or threatened, impugning the title, validity or enforceability of the Company’s Intellectual Property Rights or claiming any right or interest in the Company’s Intellectual Property Rights and so far as the Seller is aware none is threatened.

12.4	The processes employed and the products and services dealt in by the Company do not use, embody or infringe any Intellectual Property Rights (whether registered or not) (other than off-the-shelf Software) vested in any other party and do not give rise (contingently or otherwise) to payment by the Company of any royalty or any similar payment.

12.5	So far as the Seller is aware, there is, and has been, no infringement of the Company’s Intellectual Property Rights and, so far as the Seller is aware, none is pending or threatened.

12.6	No Contract or legally-binding consent in respect of any of the Company’s Intellectual Property Rights has been entered into or given by the Company in favour of any third party.

12.7	The Disclosure Letter contains a full list of domain names in connection with the Internet or Worldwide Web which are held by, registered on behalf of, or are currently used by the Company.

13.	Computer Systems

13.1	The Computer Systems have at all times during the 18 month period prior to the date of this Agreement functioned without material fault, and are reasonably and materially sufficient (without requiring substantial addition or replacement) for the conduct of the Company’s business as currently conducted (with respect to both nature and scale).

13.2	All agreements reasonably necessary in connection with the Computer Systems (such as licence, escrow and maintenance and support agreements) are in place and, so far as the Seller is aware, have been complied with by the Company in all material respects and are disclosed in the Disclosure Letter. Such agreements are sufficient for the current use of the Computer Systems by the Company.

13.3	Reasonable steps have been taken to ensure the security of the Computer Systems and the data stored on them.

14.	Property

14.1	The particulars of the Property shown in Schedule 6 are complete and accurate. The use of the Property for the purpose stated in Schedule 6 corresponds to the use to which it is in fact put.

14.2	The Company has in its possession, or under its control, all duly stamped deeds and documents necessary to prove title to the Property.

14.3	The Company has not received written notice of any breach or alleged breach of any obligation, restrictions, conditions and covenants in any lease relating to the Property or its present use.

14.4	The Company does not own, is not in occupation of or is not entitled to, any estate or interest in any freehold or leasehold property other than the Property. The Company is not party to any uncompleted agreement to acquire or dispose of any freehold or leasehold property.

14.5	Except in relation to the Property, the Company has no liability (whether actual or contingent) in relation to any freehold or leasehold property and in particular the Company has never assumed any liability under a lease (whether as landlord, tenant, guarantor or otherwise) other than any leases or property disclosed in accordance with Warranty 14.1.

14.6	The Company has vacant possession of the Property and no other person has any other right (actual or contingent) to possession or occupation of the Property or any interest in it.

14.7	The replies and other written disclosures given by the Seller’s Solicitors to the Commercial Property Standard Enquiries or to the Buyer’s Solicitors’ written enquiries and any other written disclosures by the Seller’s Solicitors to the Buyer’s Solicitors concerning the Property are complete, true and accurate in all respects and not misleading in any respect.

14.8	The Company has vacated the Covent Garden Property and removed all items belonging to it.

ENVIRONMENTAL/HEALTH AND SAFETY (EHS) MATTERS

15.	Definitions

For the purposes of Warranties 15 to 20 inclusive:

“Environmental Law”	means all applicable law (whether criminal, civil or administrative), common law, judgment, court order, statute, statutory instrument, regulation, directive, European Union decision (insofar as legally binding), by-law, treaty, government circular, code of practice and guidance notes, or instruction or decision of any competent regulatory body in force at the date of this Agreement relating to Environmental Matters

“Environmental Matters”	means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of worker’s health and safety but excluding any matters relating to product liability

“Environmental Permits”	means all or any permits, consents, licences, approvals, certificates and other authorisations required by Environmental Law for the operation of the business of the Company as currently carried on or the condition or use of the Property or held by the Company as at today’s date

16.	Environmental Permits and Compliance with Environmental Law

16.1	The Company has lawfully obtained all Environmental Permits. Each Environmental Permit is in full force and effect and the Company complies and has in the 6 years preceding the date of this Agreement complied at all times with all conditions of each Environmental Permit.

16.2	True copies of all Environmental Permits obtained by the Company (including any variation notices applicable thereto) are attached to the Disclosure Letter.

16.3	No works or costs are necessary to obtain or secure compliance with or maintain any Environmental Permit, or otherwise to comply with Environmental Law and, so far as the Seller is aware, there is not any requirement for an Environmental Permit to be obtained in the period of 18 months after Completion (whether pursuant to the Pollution Prevention and Control (England and Wales) Regulations 2000 (as amended) or otherwise).

16.4	The Company has not received any written communication which remains current from any relevant authority in respect of any Environmental Permit varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do.

16.5	The Company and its officers and employees comply and have at all times in the 6 years preceding the date of this Agreement complied with Environmental Law in all respects in operating the business of the Company.

16.6	The Company has not received any written communication which remains current from any relevant authority alleging any breach of Environmental Law, or where failure to comply with such communication could constitute a breach of Environmental Law or where compliance with such communication could be secured by further proceedings by such relevant authority.

17.	Liability

17.1	The Company has not received any written notice of any complaint or claim from any person in respect of Environmental Matters in the last 6 years preceding the date of this Agreement.

17.2	The Company is not and has not in the 6 years preceding the date of this Agreement been engaged in any litigation, arbitration or dispute resolution proceedings or, so far as the Seller is aware, subject to any investigation by any relevant authorities under Environmental Law or otherwise in relation to Environmental Matters and the Seller is not aware of any such matters pending or being threatened.

18.	Contamination

18.1	The Property is free from any Hazardous Substance which could give rise (whether on the relevant site or elsewhere) to any actual or potential liability on the part of the Company under Environmental Law.

18.2	There are no circumstances which may require expenditure (whether by the Company or by any other person or authority) in cleaning up or decontaminating the Property.

18.3	There are no properties formerly owned or occupied by the Company other than the Property.

19.	Packaging

19.1	[LEFT DELIBERATELY BLANK]

20.	Information

20.1	Full details of any remedial work carried out at the Property and of any environmental assessment, audit, review or investigation conducted by or on behalf of the Company during the last 6 years or otherwise in relation to any such sites are set out in or attached to the Disclosure Letter.

EMPLOYEES

21.	Remuneration and employees

21.1	Full particulars of the identities, dates of commencement of employment (or appointment to office), dates of birth, terms and conditions of employment and remuneration (including any bonus, commission, profit sharing, share and other incentive schemes, pensions schemes and collective or workforce agreements) of all the employees, workers and officers of the Company are accurately set out in the Disclosure Letter and copies of all their written service agreements or contracts of employment or particulars of employment statements are attached to the Disclosure Letter.

21.2	There are no amounts owing to any present or former officers, workers or employees of the Company other than accrued but unpaid salary for the month of this Agreement and none of them is entitled to accrued but unpaid holiday pay in respect of the Company’s current or previous holiday year.

21.3	Other than the equity related bonuses payable to officers of the Company and to be paid by the Seller, the Company does not have any other remuneration arrangements that will become vested or payable as a result of the transaction contemplated by this Agreement.

21.4	There is no person previously employed or engaged by the Company who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the Company.

21.5	Full details of all employees who have been absent from work for more than four consecutive weeks in the 12 month period ending on the date of this Agreement are contained in the Disclosure Letter.

21.6	The Company has not recognised, or done any act which might reasonably be construed as recognition of, a trade union and the Company is not party to any agreement with any trade union or organisation of employees or workers nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

21.7	The Company is not involved, and has not during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers.

21.8	The Company does not operate or intend to operate and, in the last 3 years, has not operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for early retirement, payments greater than those required by statute or for notice periods greater than those set out in the employees’ contracts of employment or engagement.

21.9	The Company does not use the services of outworkers, agency or other self-employed persons, contracted labour or agents.

21.10	So far as the Seller is aware, the Company has in the last 3 years, in relation to all present and former employees and workers, complied in all material respects with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has complied in all material respects with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually) including all payments required to be made on behalf of or for the account of current or former Company employees (including social security contributions and required tax withholding obligations).

22.	Pensions

22.1	The Pension Scheme and the Stakeholder Scheme are the only arrangements to which the Company has any liability for the purpose of providing benefits on retirement, death or disability.

22.2	The Company’s sole liability under the Stakeholder Scheme is to pay contributions for retirement benefits and the cost of lump sum death benefit in accordance with the disclosures.

22.3	The Seller has supplied to the Buyer documents containing materially full, accurate and up to date details of the Pension Scheme and of the Company’s obligations and liabilities under it. These documents include, but are not limited to, the following:

22.3.1	all trust deeds, rules, resolutions and other documents establishing, governing or relating to the Pension Scheme;

22.3.2	all announcements and explanatory booklets relating to the Pension Scheme issued to members of the Pension Scheme and to employees of the Company within the last three years;

22.3.3	the latest actuarial valuations (and any actuarial certificates since the latest valuation);

22.3.4	the latest trustee report and accounts;

22.3.5	data for all members and beneficiaries (including names, dates of birth, pensionable salaries, dates of starting pensionable service, dates of joining the Company, membership category, whether active, deferred, pensioner or dependant);

22.3.6	latest schedule of contributions and details of all employee and employer contributions (including additional voluntary contributions) which are payable under the Pension Scheme, the bases for calculating these (including any discretionary practices), and details of any salary or bonus sacrifice arrangements;

22.3.7	details of all benefits (including benefits from additional voluntary contributions) which have been agreed or promised to be paid either by the Company or the trustees of the Pension Scheme in addition to or in lieu of benefits payable under the Pension Scheme and the bases for calculating these (including any discretionary practices), any earmarking and pension sharing orders, and any notices of insolvency served on beneficiaries;

22.3.8	letter from HMRC (as defined in Schedule 4) confirming exempt approval, and all other correspondence with HMRC;

22.3.9	contracting-out certificates issued to the Company;

22.3.10	all other administrative records, together with: details of trustees; trustee selection and appointment procedures; internal dispute resolution procedure; registration with the Pension Schemes Registry; statement of investment principles; investment management agreements and custody agreements;

22.3.11	changes which have been agreed but not yet implemented to any information contained in any of the documents listed above; and

22.3.12	the details of those SGS Parties who have committed to transfer their benefits from the Pension Scheme (set out for the avoidance of the doubt in the SGS Parties List).

22.4	The Pension Scheme and the Stakeholder Scheme are both approved as exempt approved schemes (within the meaning of Chapter I of Part XIV ICTA and Chapter

IV of Part XIV ICTA respectively), and as far as the Seller is aware there is no reason why this approval in either case could be withdrawn.

22.5	There is in force in respect of each employment with the Company to which the Pension Scheme relates an appropriate contracting-out certificate. There is no reason why any contracting-out certificate could be cancelled, surrendered or varied.

22.6	The Company, the Pension Scheme and the Stakeholder Scheme comply and have at all times complied with all legal and regulatory requirements (including equal treatment and other anti-discrimination requirements and data protection requirements) and the schedule of contributions relevant to the provision of retirement or death benefits, the Pension Scheme and the Company’s participation in the Pension Scheme. The Company complies and has at all time complied with any duty to facilitate access to a stakeholder pension scheme (under section 3 of the Welfare Reform and Pensions Act 1999).

22.7	There are no ongoing claims, disputes, complaints or investigations which relate to the Pension Scheme and the Stakeholder Scheme or to the provision of retirement or death benefits in respect of the participants or former participants in the Pension Scheme and the Stakeholder Scheme.

22.8	All amounts which have fallen due for payment by the Company to and in respect of the Pension Scheme and the Stakeholder Scheme have been paid.

22.9	All lump sum benefits under the Pension Scheme and the Stakeholder Scheme are fully insured.

22.10	The Company has no outstanding liability to pay a debt due to any occupational pension scheme which has been demanded of the Company under section 75 of the Pensions Act 1995.

22.11	No payment or repayment of any of the assets of any occupational pension scheme or cancellation of any outstanding payment to an occupational pension scheme has been made to or for the benefit of the Company.

CONTRACTS

23.	Insurance

23.1

So far as the Seller is aware, all insurable assets of the Company are, and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against all risks normally insured against by persons carrying on the same classes of business as the Company and the Company is, and has at all material times been, adequately covered against accident, damage, injury, third party loss, loss of profits and any other risk normally insured against by persons carrying on the same classes of business as the Company.

23.2	A list of all current insurance policies (and summary particulars thereof) in respect of which the Company has an interest is annexed to the Disclosure Letter.

23.3	No written notice of cancellation has been received by the Company in respect of any insurance policy referred to in Warranty 23.1 or, so far as the Seller is aware, pending, nothing has been done or omitted to be done which, so far as the Seller is aware, would make any such policy of insurance of the Company void or voidable or which, so far as the Seller is aware, is likely to result in an increase in premium.

23.4	No insurance claim by the Company is pending or outstanding and, so far as the Seller is aware, no event has occurred which might reasonably be expected to result in any such claim. Summary particulars of all claims made within the past two years under any of the Company’s insurance policies are set out in or attached to the Disclosure Letter.

23.5	A schedule of the Company’s casualty and property insurance policies which have been in effect for the past two years are set out in or attached to the Disclosure Letter.

23.6	None of the Company’s insurance policies referred to in Warranty 23.2, so far as the Seller is aware, are subject to retrospective premium adjustments.

23.7	All of the Company’s insurance policies referred to in Warranty 23.2 except for directors and officers liability and crime insurance, have been issued on “occurrence” policy forms and not “claims-made”.

23.8	Copies of all of the Company’s general liability, product liability and employers’ liability policies issued from 1999 to present have been delivered to the Buyer.

24.	Financing etc

24.1	The amount of all overdrafts, loans or other financial facilities outstanding or available to the Company are set out in the Disclosure Letter and, so far as the Seller is aware, no person who provides any of those facilities has given any indication to the Company that it intends to withdraw or alter its terms.

24.2	The Company has not procured or (directly or indirectly) engaged in any borrowing or financing not required to be reflected in its statutory accounts.

24.3	The details contained in the Disclosure Letter of the credit or debit balances on all the bank or deposit accounts of the Company were correct at the date stated in the Disclosure Letter and since such date there have been no payments out of any such accounts except in the ordinary course of business and the balances on such accounts are not now substantially different from the balances shown in the Disclosure Letter.

24.4	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable.

24.5	So far as the Seller is aware, the Company has, since the Accounting Date, paid its creditors in accordance with their normal credit terms details of which are disclosed in the Disclosure Letter.

25.	Material contracts

The Company is not, nor has been since the Accounting Date, a party to any legally-binding Contract which:

25.1	involves sales agency, distributorship, franchising or marketing rights or joint venture or consortium arrangements;

25.2	has an annual value of in excess of £25,000 (plus VAT) and involves hire purchase, conditional sale, credit sale, leasing or hiring arrangements;

25.3	commits it to capital expenditure in excess of £25,000 (plus VAT) in the 12 month period from Completion;

25.4	is scheduled to be completed in accordance with its terms more than 6 months after today’s date;

25.5	so far as the Seller is aware, cannot readily be fulfilled or performed by the Company;

25.6	the Seller believes will result in a loss to the Company in excess of £50,000 in the 12 month period from Completion or which contains price terms which the Seller knows are less than its costs;

25.7	is for the supply of goods or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

25.8	is for the supply of goods or services by or to the Company which is not on the current standard terms and conditions on which the Company normally contracts to buy or supply goods or services, copies of which are attached to the Disclosure Letter;

25.9	restricts the freedom of the Company to carry on its current business in any part of the world in such manner as it may think fit;

25.10	involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets in excess of £10,000;

25.11	is a guarantee, indemnity or surety in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

25.12	includes a term which is not, or may not be, binding on the Company or any other party in consequence of the Unfair Terms in Consumer Contracts Regulations 1999; or

25.13	is not on arm’s length terms or is otherwise than in the ordinary and proper course of the Company’s current business.

26.	Other business matters

26.1	During the 12 months ending on the date of this Agreement no material supplier or customer of the Company has substantially changed the basis or terms on which it is prepared to do business with the Company (apart from normal price changes), and no material customer or supplier of the Company has ceased or substantially reduced its business with the Company or, so far as the Seller is aware, indicated in writing to the Company that it intends any such change, cessation or substantial reduction.

26.2	The Company does not carry on business under any name other than its own corporate name or any other name specified in the Disclosure Letter and there are no circumstances which the Seller is aware might prevent the Company from continuing to carry on business under such names.

COMPLIANCE, DISPUTES

27.	Company law matters

27.1	Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares, debentures, notes, mortgages or other securities of the Company.

27.2	The copy of the memorandum and articles of association of the Company attached to the Disclosure Letter is true and complete.

27.3	All returns and other documents required to be filed with or delivered to the Registrar of Companies by the Company have in all material respects been correctly and properly prepared, filed and delivered.

27.4	The statutory books (including all registers and minute books) of the Company have been properly kept.

28.	General legal compliance

28.1	The Company has obtained all necessary licences, consents, permits, authorities and permissions (public and private) to enable it to carry on its current business in the places and in the manner in which such business is now carried on. All such necessary licences, consents, permits and authorities are valid and subsisting and have been complied with by the Company in all material respects.

28.2	Save as expressly qualified by awareness (or otherwise) in connection with specific matters in other Warranties, the Company has conducted its business in accordance with all applicable legal and administrative requirements in the United Kingdom and, so far as the Seller is aware, with all applicable legal and administrative requirements outside the United Kingdom.

28.3	Save as disclosed in the Disclosure Letter by express reference to this Warranty 28.3, the Company’s assets do not include any “criminal property” as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

28.4	So far as the Seller is aware, none of the officers, agents or employees of the Company (during the course of his duties in relation to Company) has committed or omitted to do any act or thing in contravention of any law, order, regulation or the like in the United Kingdom or elsewhere.

28.5	So far as the Seller is aware, there is not any investigation or enquiry by, or on behalf of, any governmental agency in respect of the affairs of the Company.

29.	Fair trading

No agreement, transaction, practice or arrangement carried on by the Company is registered under, infringes or falls within the scope of any competition, anti-restrictive trade practice or consumer protection law or legislation in the United Kingdom or elsewhere or is or, so far as the Seller is aware, has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority.

30.	Litigation

30.1	Neither the Company nor, so far as the Seller is aware, any person for whose acts or defaults the Company is liable is involved (whether as claimant, defendant or other named party to the proceedings) in any civil, criminal, tribunal, arbitration or administrative proceedings which relate to the business of the Company.

30.2	So far as the Seller is aware, there is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against the Company and the Company is not party to any legally-binding undertaking or assurance given to a court, tribunal or any similar other person in connection with the determination or settlement of any claim or proceedings.

31.	Default

31.1	In the six years preceding the date of this Agreement, the Company has not manufactured, sold or supplied any product or service which did not or does not comply fully with:

31.1.1	all laws, regulations and standards of England and Wales; or

31.1.2	customers’ specifications, any contractual term or any representation expressly made by the Company; or

31.1.3	so far as the Seller is aware, all laws, regulations and standards outside England and Wales.

31.2	In the period since the Accounting Date, the Company has not received written notice that it has supplied or agreed to supply defective or unsafe goods or goods which fail to comply with the prevailing terms of sale.

31.3

Each Contract to which the Company is a party is valid and enforceable and the Company is not in breach of any Contract and, so far as the Seller is aware, no other party to any such Contract is in breach of any material term of it. The Seller is not aware of any grounds for the valid termination, rescission, avoidance or repudiation of any material Contract by the Company and, so far as the Seller is aware, the Company has not received written notice of any such grounds from any other party to any such material Contract.

32.	Insolvency

32.1	The Company has not been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor has the Company given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of 2 years ending on the date of this Agreement.

32.2	No order has been made or petition presented for the winding up of the Company; no distress, execution or other process has been levied and remains undischarged in respect of the Company and there is no unsatisfied judgment or court order against the Company.

32.3	No administrator has been appointed in respect of the Company and no receiver has been appointed of the whole or any part of the Property, assets or undertaking of the Company.

32.4	The Company has not stopped or suspended the payment of its debts or received a written demand pursuant to section 123(l)(a) Insolvency Act 1986 and the Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

33.	Effects of the Agreement

The execution of this Agreement and the observance and performance of its provisions will not result in a breach by the Company of any material Contract, law, regulation, order, judgment, injunction or similar imposition to or by which the Company is legally bound, or, so far as the Seller is aware, entitle any person to terminate or avoid any Contract to which the Company is party.

SCHEDULE 4

Taxation

PART 1 - INTERPRETATION

1.	Interpretation

In this Schedule 4:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“the Auditors”	the auditors for the time being of the Company

“Accounts Relief”	any Relief to the extent that the same:

(a) has been shown as an asset of the Company in the Completion Accounts; or

(b)    was taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Completion Accounts or which would have appeared in the Completion Accounts but for the presumed availability of such Relief

“Buyer’s Relief”	any Accounts Relief or a Future Relief

“Completion Accounts”	the completion accounts as agreed or determined in accordance with Schedule 7

“Dispute”	any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim

“Event”	any event, fact or circumstance whatsoever, including (but not limited to) the earning, receipt or accrual of any income, profits or gains, the incurring of any loss or expenditure, the Company ceasing to be a member of a group (as defined for any Taxation purpose) on or before Completion, the sale and purchase of the Shares pursuant to this Agreement and Completion

“FA”	Finance Act

“Future Relief”	any Relief which arises as a result of any Event which has occurred or occurs after Completion

“Group Relief”	(a) any Relief surrendered or claimed pursuant to Chapter IV of Part X ICTA;

(b) any advance corporation tax surrendered or claimed pursuant to section 240 ICTA;

(c) any refund of Taxation surrendered or claimed pursuant to section 102 FA 1989; and

(d) any Relief obtained as a result of an election made jointly with another company pursuant to section 171A or 179A of the TCGA or pursuant to paragraph 66 of schedule 29 FA 2002

“HMRC”	HM Revenue & Customs or, as the context so requires, any of its predecessor authorities, including (without limitation) the Inland Revenue and HM Customs & Excise

“Liability to Taxation”

(a)    any liability of the Company to make an actual payment of Taxation or of an amount in respect of Taxation (whether or not the Company is primarily so liable and whether or not the Company has any right of recovery against any other person); and

(b)    the use by the Company (in whole or in part) of any Buyer’s Relief to reduce or eliminate any liability of the Company to make an actual payment of Taxation in respect of which the Seller would otherwise have been liable under paragraph 2; and

(c) the loss by the Company (in whole or in part) of any Accounts Relief

“Over-provision”	the amount by which any provision for Taxation in the Completion Accounts proves to be an over provision other than as a result of:

(a) the utilisation of any Buyer’s Relief; or

(b) any change of law or Taxation Statue announced or taking effect after Completion

“Relief”	any relief, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation or in the computation for any Taxation purpose of income, profits or gains and any right to a repayment of Taxation

“Repayment”	a repayment by any Taxation Authority after Completion of any Taxation paid on or before Completion by the Company due to an overpayment of Taxation on or before Completion (other than a repayment which is shown as an asset in the Completion Accounts, a repayment which arises as a result of the utilisation of any Buyer’s Relief, a repayment that arises as a result of a change of law or Taxation Statue announced or taking effect after Completion and other than an amount to which paragraph 7 applies), together with any associated interest or repayment supplement

“Saving”	the reduction or elimination of any liability of the Company to make an actual payment of Taxation in respect of which the Seller would not have been liable under paragraph 2 or the obtaining of any repayment of Taxation by, in any such case, the use of any Relief which would not otherwise have been available (not being a Buyer’s Relief) arising as a result of a Liability to Taxation in respect of which the Seller has made a payment under paragraph 2

“Seller’s Group”	the Seller and any company which is, has been or will be at any time a member of the same group as the Seller for any Taxation purpose, excluding the Company and references to a member of the Seller’s Group shall be construed accordingly.

“Seller’s Relief”	any Relief which is or becomes available to the Company as a result of any Event occurring on or before Completion other than a Buyer’s Relief

“Taxation”

(c)    any tax, duty, impost or levy of the United Kingdom or elsewhere, whether national or local and including for the avoidance of doubt national insurance and social security contributions but not including local authority rates payable in respect of the Property; and

(d)    any fine, penalty, surcharge, interest or other imposition relating to any tax, duty, impost or levy mentioned in paragraph(a) of this definition or relating to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy

“Taxation Authority”	any authority, whether of the United Kingdom or elsewhere, competent to impose, assess or collect Taxation, including but not limited to HMRC

“Taxation Statute”	any statute (and all regulations and other documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation

“Tax Claim”	any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority and the submission of any Taxation form, return or computation from which, in either case, it appears to the Buyer that the Company is or may be subject to a Liability to Taxation or other liability in respect of which the Seller is or may be liable under paragraph 2

“TCGA”	Taxation of Chargeable Gains Act 1992

“VAT”	value added tax

“VATA”	Value Added Tax Act 1994

“VAT Group”	any group of companies for the purposes of section 43 VATA of which the Company is or has been a member on or before Completion

1.2	references to Events include Events which are deemed to have occurred for any Taxation purpose and references to income, profits or gains earned, received or accrued for any Taxation purpose include income, profits or gains which are deemed to have been earned, received or accrued for any Taxation purpose;

1.3	references to the loss of a Relief include the disallowance of a Relief and the failure to obtain a Relief (whether as a result of the surrender of the Relief to another company or otherwise); and

1.4	any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to such stamp duty, will be deemed to be a liability of the Company to make an actual payment of Taxation.

PART 2 - TAX COVENANT

2.	Covenant

2.1	Subject to paragraph 3, the Seller covenants with the Buyer to pay to the Buyer an amount equal to the amount of:

2.1.1	any Liability to Taxation which has arisen or arises as a result of or in connection with any Event which occurred on or before Completion;

2.1.2	any Liability to Taxation for which the Company becomes liable in consequence of the failure by any company which has at any time (whether before or after Completion) been a member of a group (as defined from time to time for any Taxation purpose) of which the Company has at any time prior to Completion been a member to discharge Taxation within a specified period or otherwise;

2.1.3	any liability which arises at any time to the Company to account under the PAYE system for income tax or national insurance contributions in respect of an option or other right to acquire securities granted prior to Completion by the Company or by any other person or in respect of any employment-related securities (as defined for the purposes of Part 7 Income Tax (Employment and Pensions) Act 2003) acquired whether or not as a result of the exercise of such a right or option;

2.1.4	any liability of the Company under any agreement or arrangement entered into on or before Completion:

2.1.4.1	to make any payment or repayment to any person of any amount in respect of or relating to any Group Relief; or

2.1.4.2	relating to any VAT Group;

2.1.5	any amount treated as an asset in the Completion Accounts which consists of the right to receive any payment for or in respect of Group Relief which the Company fails to recover; and

2.1.6	any reasonable costs, fees or expenses (including legal costs) incurred by the Company or the Buyer in connection with:

2.1.6.1	any matter in respect of which the Seller is liable under paragraphs 2.1.1 to 2.1.5; or

2.1.6.2	successfully taking or defending any action (including but not limited to legal proceedings) under this paragraph 2.1.

2.2	Except as required by law all payments by the Seller under this paragraph 2 will be made free and clear of all deductions and withholdings.

2.3

Subject to paragraph 2.4, if any deduction or withholding is required to be made from any payment by the Seller under this paragraph 2 or if (ignoring any available Relief or right to repayment of Taxation) the Buyer is subject to Taxation in respect of any payment by the Seller under this paragraph 2, the Seller covenants with the Buyer to pay to the Buyer such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of such deduction or withholding or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

2.4	In the event that there has been an assignment, charge or other dealing by the Buyer of all or any of its rights under this Agreement then the Seller shall not be required to pay any greater amount pursuant to paragraph 2.3 than it would have been required to pay if no such assignment, charge or other dealing by the Buyer had taken place.

3.	Quantification

For the purposes of paragraph 2 the amount of a Liability to Taxation will be equal to the actual payment of Taxation made save that:

3.1.1	in the case of the loss of an Accounts Relief, the amount of the Liability to Taxation will be equal to the amount of Taxation which would otherwise have been saved assuming for this purposes that the Company had sufficient profits to use the Relief or if the Accounts Relief lost was a right to a repayment of Taxation, the amount of the repayment of Taxation so lost;

3.1.2	in the case of the use of a Buyer’s Relief as mentioned in paragraph (b) of the definition of Liability to Taxation, the amount of the Liability to Taxation will be equal to the amount of Taxation saved by the Company as a result of the use of the relevant Buyer’s Relief.

4.	Exclusions

The Seller will not be liable under paragraph 2 in respect of a Liability to Taxation or other liability of the Company to the extent to which:

4.1	such Liability to Taxation or other liability was discharged on or before Completion and the discharge of such Liability to Taxation or other liability was recognised in the Completion Accounts; or

4.2	specific provision, reserve or allowance was made in the Completion Accounts for such Liability to Taxation or other liability or such Liability to Taxation was specifically taken into account when calculating the amount or any general provision, reserve or allowance in respect of Taxation which was made in the Completion Accounts; or

4.3	payment has already been made in respect of such Liability to Taxation or other liability under this Part 2 or Part 3 of this Schedule 4;

4.4	any member of the Seller’s Group has made payment in respect of the Liability to Taxation pursuant to sections 767A and 767AA ICTA 1988 or any other provisions imposing liability on any member of the Seller’s Group for Taxation primarily chargeable against the Company provided that the provisions of this paragraph 4.4 shall not apply unless and to the extent that the Seller shall procure that no member of the Seller’s Group or any other person shall make any claim against the Company or the Buyer under any statutory or contractual indemnity or other right of recovery in respect of any amount paid by any member of the Seller’s Group or other person in respect of such Taxation; or

4.5	such Liability to Taxation or other liability would not have arisen but for a change in legislation (including but not limited to an increase in rates of Taxation) or in the published practice of any Taxation Authority first enacted or announced after Completion, or such Liability to Taxation or other liability would not have arisen but for the decision of any court or tribunal after the date of Completion; or

4.6	any Seller’s Reliefs are available at no cost to the Company or the Buyer to, and actually do, relieve or mitigate that Liability to Taxation; or

4.7	the Liability to Taxation arises or is increased as a result of any change made after Completion to the accounting period or the accounting policy or practice of or applicable to the Company save where such change is made to comply with standard accounting policies or practice in force and applicable to the Company as at Completion; or

4.8	the Liability to Taxation would not have arisen or would have been reduced or eliminated but for:

4.8.1	the making of a claim, election, surrender or disclaimer or the giving of a notice or consent or the doing of any other thing after Completion by the Buyer or the Company (other than (a) at the written request by or on behalf of the Seller or (b) where the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Completion Accounts); or

4.8.2

 the failure or omission on the part of the Company after Completion to make any valid claim, election, surrender or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Taxation in the Completion Accounts; or

4.9	the Liability to Taxation arises or is increased as a result of the failure by the Buyer to comply with any of its obligations under paragraph 9 (Conduct of Claims) or paragraph 12 (Tax Returns) of this Schedule; or

4.10	such Liability to Taxation or other liability would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer after Completion other than:

4.10.1	pursuant to a legally binding commitment created on or before Completion;

4.10.2	at the written request by or on behalf of the Seller;

4.10.3	in the ordinary course of business of the Company as carried on at Completion; or

4.10.4	to comply with any Taxation Statute or other law or regulation (whether in force at Completion or not); or

4.11	the Liability to Taxation would not have arisen but for the winding up of, or the cessation of the trade or business of, the Company, or any change in the nature or conduct of such trade or business, where the winding up, cessation or change occurs after Completion.

5.	Due Date for Payment

5.1	The due date for the making of a payment by the Seller under this Part 2 of this Schedule 4 will be:

5.1.1	the date falling 5 Business Days after the Buyer has served notice on the Seller demanding such payment; or

5.1.2	in any case involving a liability of the Company to make an actual payment (whether or not a payment of Taxation), the later of the date mentioned in paragraph 5.1.1 and the date falling 5 clear Business Days before the last date upon which the payment is required to be made to the person entitled to the payment; or

5.1.3

in any case involving the loss of an Accounts Relief other than the right to repayment of Taxation, the later of the date mentioned in paragraph 5.1.1 and the date falling 5 clear Business Days before the last date upon which the payment of Taxation is or would be required to be made in respect of the accounting period in which the Accounts Relief is lost.

5.2	If any payment required to be made by the Seller under this Part 2 of this Schedule 4 is not made by the due date, then, except to the extent that the Seller’s liability under paragraph 2 compensates the Buyer for the late payment by virtue of the definition of the expression “Taxation” in paragraph 1.1 extending to interest, such payment will bear interest from the due date for payment at the annual rate of 1.5 per cent. above the base lending rate from time to time of Barclays Bank PLC, accruing on a daily basis until payment is made, whether before or after any judgment.

6.	Time limit

6.1	The Seller will not be liable under paragraph 2 in respect of a Liability to Taxation or other liability of the Company unless within seven years after Completion the Buyer has given notice to the Seller of any Tax Claim whatsoever relating to such Liability to Taxation or other liability, or of any Event which may give rise to such a Tax Claim.

6.2	The time limit in paragraph 6.1 will not apply in any case involving dishonest or fraudulent or negligent conduct on the part of the Seller, any company which has at any time been a member of the same group (as defined for any Taxation purpose) as the Seller or any person acting on behalf any of the foregoing companies.

7.	Recovery from other persons

7.1	If the Buyer or the Company recovers from any other person (including any Taxation Authority but excluding the Buyer, any other member of the same group of companies as the Buyer and any officer or employee of any such company) any amount which is referable to a Liability to Taxation or other liability of the Company in respect of which the Seller has made or is liable to make a payment under paragraph 2, that amount shall be dealt with in accordance with paragraph 7.3.

7.2	If the Buyer becomes aware that the Buyer or the Company is entitled to recover any amount mentioned in paragraph 7.1, the Buyer will as soon as reasonably practicable thereafter give notice of that fact to the Seller and provided that the Seller indemnifies and secures (by way of monies on account) the Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses which may be incurred thereby, the Buyer will and will procure that the Company, at the Seller’s cost and expense, takes such action as the Seller may reasonably and promptly request by notice in writing to the Buyer to effect such recovery.

7.3	If the Buyer or the Company makes any recovery as is mentioned in paragraph 7.1 then an amount (“the Recovered Amount”) equal to the amount so recovered less any losses, costs, damages and expenses incurred by the Company, the Buyer or any other member of the same group of companies as the Buyer as a result of the recovery of that amount and less any Taxation in respect of such recovery shall

7.3.1	first be set off against any amount then due to the Buyer from the Seller under any provision of this Agreement; and

7.3.2	there shall be repaid to the Seller an amount equal to the lesser of:

7.3.2.1	the Recovered Amount to the extent not set off as mentioned in paragraph 7.3.1; and

7.3.2.2	the amount paid by the Seller under paragraph 2 in respect of the Liability to Taxation or other liability in question less any part of such amount previously repaid to the Seller under any provision of this Agreement or otherwise.

8.	Over-Provisions, Repayments and Savings

8.1	If the Buyer discovers (or is made aware) that:

8.1.1	there is an Over-provision; or

8.1.2	the Company has obtained a Repayment; or

8.1.3	the Company has obtained a Saving

the Buyer shall give or shall procure that the Company gives such details as are then known to the Buyer to the Seller.

8.2	If (at the Seller’s request and expense) the Auditors determine that the Company has obtained a Saving and the amount of such Saving, the Buyer will as soon as reasonably practicable after the amount of the Saving is determined by the Auditors in accordance with paragraph 8.1, repay to the Seller the lesser of:

8.2.1	the amount of the Saving (as determined by the Auditors); and

8.2.2	the amount paid by the Seller under paragraph 2 in respect of the Liability to Taxation which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Agreement or otherwise.

8.3	If (at the Seller’s request and expense) the Auditors determine that there is an Over-provision or that the Company has obtained a Repayment and the amount of such Over-provision or, as the case may be, Repayment, the Buyer will as soon as reasonably practicable after the amount of the Over-provision or the Repayment:

8.3.1	set off the amount of such Over-provision or Repayment against any payment then due from the Seller under this Agreement;

8.3.2	to the extent that there is an excess, refund to the Seller any previous payment or payments made by the Seller under part 2 of this schedule 4 to the extent not previously refunded under this paragraph 8 or any other provision of this agreement; and

8.3.3	to the extent that the excess referred to in paragraph 8.3.2 is not exhausted under that paragraph, the remainder shall be carried forward and set against any payment thereafter becoming due from the Seller under any provision of this Agreement.

8.4	The Company will be entitled to use in priority to any Relief which gives rise to a Saving any other Relief available to it (including by way of surrender by another company to it) to reduce or eliminate any liability to make an actual payment of Taxation.

8.5	The Company will not obtain a Saving until the last date upon which it would have been obliged to make the actual payment of Taxation which has been reduced or eliminated in order to avoid incurring interest thereon or, as the case may be, has obtained from the relevant Taxation Authority the repayment of Taxation in question.

8.6	Where any such determination as is mentioned in paragraph 8.2 or paragraph 8.3 has been made, the Seller or the Buyer (in either case at the expense of the person requesting the review) may request the Auditors to review such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to certify whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

8.7	If the Auditors determine under paragraph 8.5 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 8.2 or, as the case may be, paragraph 8.3 as the amount of the Saving, Over-provision, or Repayment in respect of the determination in question in place of the amount originally determined, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Seller or (as the case may be) to the Seller pursuant to paragraph 8.2 or, as the case may be, paragraph 8.3.

8.8	In making any determination or amended determination pursuant to this paragraph 8, the Auditors will act as experts and not as arbitrators and their determination will (in the absence of manifest error) be conclusive and binding on the parties.

9.	Conduct of Claims

9.1	If the Buyer or the Company becomes aware after Completion of a Tax Claim or any other matter which may give rise to a claim against the Seller under paragraph 2 of this Schedule, the Buyer shall as soon as reasonably practicable thereafter give written notice of the Tax Claim or other matter to the Seller provided that the giving of such notice will not be a condition precedent to the liability of the Sellers under paragraph 2.

9.2	Subject to paragraph 9.4 and provided that the Seller indemnifies and secures (by way of monies on account) the Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, costs, damages and expenses (including interest or surcharge on overdue Taxation) which may be incurred thereby, the Buyer will procure that the Company, at the Seller’s cost and expense, takes such action and gives such information and assistance in connection with the Taxation affairs of the Company as the Seller may reasonably and promptly request by notice in writing to the Buyer to dispute, appeal against, settle or compromise any Tax Claim, including applying to postpone (so far as legally possible) the payment of any Taxation but not including allowing the Seller or its advisors to take on or take over the conduct of any Dispute.

9.3	Subject to paragraphs 9.4 and 9.5, and to compliance by the Sellers with paragraph 9.2 in relation to any Dispute, the Buyer will not, and will procure that the Company will not, without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed:

9.3.1	transmit any communication (whether written or otherwise) to any Taxation Authority;

9.3.2	settle or compromise the relevant Tax Claim; or

9.3.3	agree any matter which is likely to adversely affect the amount of the relevant Tax Claim.

9.4	The Buyer will not be required to take or procure that the Company will take any action mentioned in paragraph 9.2:

9.4.1	which it considers to be materially prejudicial to the Taxation affairs of the Company or the Buyer; or

9.4.2	which involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned unless the Seller obtains (at the Seller’s cost and expense) the opinion of tax counsel of at least five years’ call that it is reasonable in all circumstances to make such an appeal.

9.5	If the Seller fails promptly (and in any event within 10 Business Days of the Buyer giving notice requiring the Sellers to do so) to inform the Buyer of any action which the Seller wishes the Buyer to procure the Company to take under paragraph 9.2, the Buyer will be entitled to procure that the Company settles or compromises any Tax Claim on such terms as it determines in its absolute discretion.

10.	Counter-Indemnity

10.1	The Buyer hereby covenants with the Seller to pay to the Seller, by way (so far as legally possible) of adjustment to the consideration paid by the Buyer to the Seller under the Agreement, an amount equal to any liability of the Seller, or any other person falling within Section 767A(2) or 767AA(4) ICTA, section 132 (3) FA 1988, section 190 (3) TCGA, paragraph 68 of Schedule 29 or paragraph 8(2) of Schedule 34 FA 2002 by virtue of a relationship which that person has or has had with the Seller, to tax (and any related interest, penalties, costs and expenses) under Sections 767A, 767AA, 767B ICTA, section 132 FA 1988, section 190 TCGA or paragraph 68 of Schedule 29 or paragraph 8 of Schedule 34 FA 2002 as a result of the Buyer’s failure to procure payment by the Company of any Taxation payable by it.

10.2

The undertaking contained in paragraph 10.1 will not apply to any Taxation in respect of which the Buyer could make a claim under this Schedule 4 or to any Taxation which the Seller or any other such person as is mentioned in paragraph 10.1 will have recovered from the Buyer under any statutory right of recovery (save in either such case in circumstances where the Seller has paid an amount in respect of the Taxation in question to the Buyer and the relevant liability of the Company nevertheless remains unpaid) and the Seller will procure that no recovery under such statutory right is sought to the extent that payment has been made to the Seller by the Buyer under paragraph 10.1 in respect of that Taxation.

10.3	The covenant contained in paragraph 10.1 shall extend to any costs incurred by the relevant member of the Seller’s Group in connection with such Taxation as is mentioned in paragraph 10.1 or a claim under paragraph 10.1.

10.4	Paragraphs 2.3, 5 and 9 shall apply to the covenant contained in this paragraph 10 as they apply to the covenants contained in paragraph 2, replacing references to the Seller by the Buyer (and vice versa) and making any other necessary modifications.

11.	Group Relief

11.1	The Seller may, by notice in writing to the Buyer, elect to reduce or eliminate any liability under this covenant by surrendering or procuring the surrender to the Company of Group Relief to the extent permitted by law but without any payment being made by the Buyer or the Company in consideration of the surrender. The liability of the Seller under this covenant shall be reduced or eliminated to the extent of the amount of Taxation in question is actually relieved by any such surrender. The Buyer shall procure that the Company takes all such steps as the Seller may reasonably request by notice in writing to the Buyer to permit and effect such surrender and claim for Group Relief.

11.2	The Seller may, by notice in writing to the Buyer, elect to reduce or eliminate any liability under this covenant, where permitted by law, by making a joint election with the Company concerned such that the liability is either re-allocated to a member of the Seller’s Group or is rolled over into assets of the Seller’s Group. The liability of the Seller under this covenant shall be reduced or eliminated to the extent of the amount of Taxation of the Company relieved by any such election. The Buyer shall procure that the Company takes all such steps as the Seller may reasonably require to permit and effect such joint election. The Seller shall or shall procure that another member of the Seller’s Group enter into a joint election with the Company under section 179A of the TCGA in respect of the deemed disposal by the Company of the three leasehold interests in properties in Hull.

11.3	The Seller shall not and shall procure that no member of the Seller’s Group shall withdraw its consent to the surrender of losses by way of Group Relief to the Company in respect of any period (or part of a period) ending on or before Completion

11.4	In respect of the accounting period ended on 31st December 2005 the Seller shall be entitled to require the Company to consent to and accept the surrender of group relief pursuant to Chapter IV of Part X ICTA to it to the extent that it can utilise the same, and the Buyer shall procure that the Company shall accept such surrender subject to receipt by the Buyer of a notice in writing from the Seller requiring the acceptance of such surrender and specifying the amount of trading losses or other eligible amounts which are to be surrendered by way of Group Relief pursuant to the said Chapter IV by the Seller. The Buyer shall procure that the Company takes all such steps as the Seller may reasonably request by notice in writing to the Buyer to permit and effect such surrender and claim for group relief. The obligations of the Buyer under this paragraph 11 are subject to the Seller, if requested by the Buyer, entering into a group relief agreement with the Company pursuant to section 402(6) of ICTA in respect of the surrender of Group Relief requested by the Seller.

11.5	The amount of Group Relief which (for the purposes of paragraph 11.4) may be utilised by the Company shall be determined by the Buyer.

11.6	The Buyer shall procure that the Company shall pay 30 per cent, of the amount of Group Relief validly surrendered pursuant to paragraph 11.4 and which the Company is actually able to utilise to reduce the amount of Taxation which would otherwise have been payable by it and in respect of which the Buyer is not entitled to make any claim against the Seller under Part 2 of this Schedule or under the Warranties in Part 3 of this Schedule on or before the later of (a) the date or dates on which such Taxation would otherwise have been payable by the Company but for such surrender, or if such Taxation has been paid, within three days of repayment of the same and (b) three days after the date on which HMRC agree in writing to the validity of such Group Relief claim and the reduction in the Company’s Taxation liability for the relevant accounting period as a result of such Group Relief claim.

11.7	If any part of the amounts so surrendered shall not be allowed to the Company by way of relief from corporation tax, the Seller shall refund to the Company the amount paid by the Company in respect of that part of the amount so surrendered immediately on its receiving notice (whether from the Company or the relevant Tax Authority) that such amounts were not so allowed.

12.	Tax Returns

12.1	The Seller or its duly authorised agents shall at the cost of the Seller prepare the tax returns of the Company for the accounting periods ended on 31 December 2004 to the extent that the same shall not have been prepared before Completion (the “Outstanding Returns”).

12.2	The Buyer shall at the cost of the Company procure the Company to cause the Outstanding Returns to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Seller and the Buyer shall agree in writing provided that nothing in this paragraph 12 shall oblige the Buyer to procure the Company to authorise, sign and submit any return which the Buyer, the Company or the directors of the Company do not consider to be complete and accurate in all respects. The Buyer shall procure that the Company shall give the Seller or its agents all such reasonable assistance as may be required by the Seller by notice in writing to the Buyer to prepare the Outstanding Returns.

12.3	If there is any dispute between the Buyer and the Seller as to the amendments which should be made to any Outstanding Return then the dispute shall be referred to the Auditors (acting as experts and not as arbitrators) and whose decision shall (in the absence of manifest error) be final and binding on the parties but subject always to the proviso to paragraph 12.2.

12.4	In the event of any conflict between the provisions of this paragraph 12 and paragraph 9, the provisions of paragraph 9 shall prevail.

12.5	The Buyer will procure that the Company does not (other than at the written request of the Seller or as required by law or any Taxation Authority) amend or withdraw any return or computation or any claim, election, surrender or consent made by the Company in respect of any accounting periods ended on or before Completion without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

13.	General

All payments by the Seller under this Part 2 of this Schedule 4 will be treated as repayments by the Seller of the consideration paid for the Shares pursuant to this Agreement, provided that this paragraph 13 will not operate in any way to limit the liability of the Seller under this Part 2 of this Schedule 4.

PART 3 - TAX WARRANTIES

14.	Taxation Warranties

14.1	Ail notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is or, so far as the Seller is aware, is likely to be the subject of any dispute with any Taxation Authority.

14.2	The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the balance sheet comprised in the Accounts.

14.3	The Company has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct or otherwise account in respect of Taxation (whether under the Pay as You Earn system or otherwise), has complied fully with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

14.4	The Company maintains complete, correct and up-to-date records which are necessary for all Taxation purposes.

14.5	The Company is not involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability of the Company to Taxation and so far as the Seller is aware there are no circumstances which are likely to give rise to such a dispute.

14.6	The Company has not within the seven years ending on the date of this Agreement entered into or been a party to any scheme, arrangement or transaction having no commercial purpose but which is designed partly or wholly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

14.7	If each of the capital assets of the Company owned at the Accounting Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the balance sheet comprised in the Accounts or, in the case of assets acquired since the Accounting Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains or balancing charge under the Capital Allowances Act 2001 would arise (and for this purpose there will be disregarded any relief available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

14.8	Since the Accounting Date no event has occurred outside the ordinary course of business of the Company which has given rise or will or may give rise to any liability to Taxation on the Company.

14.9	The Company is not and has not been since the date of its acquisition by the Seller a close investment-holding company within the meaning of section 13A ICTA.

14.10	The Company has not within the seven years ending on the date of this Agreement made any loan or advance or effected any transaction falling within section 419, 421 or 422 ICTA or released or written off or agreed to release or write off the whole or any part of any such loans or advances

14.11	The Company has not within the seven years ending on the date of this Agreement made a transfer of value which is or may be liable to Taxation under the provisions of section 94 Inheritance Tax Act 1984.

14.12	The Company has not:

14.12.1	at any time within the six years ending on the date of this Agreement acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

14.12.2	at any time within the seven years ending on the date of this Agreement been a party to any such reconstruction as is described in section 343 ICTA

14.12.3	surrendered or claimed or agreed or arranged to surrender or claim any amount by way of Group Relief pursuant to sections 402 to 413 (inclusive) ICTA since the Accounting Date and is not under any obligation (contingent or otherwise) to make any payment for Group Relief or to make repayment of any payment of Group Relief received by the Company on or before Completion;

14.12.4	at any time within the seven years ending on the date of this Agreement entered into an election pursuant to section 171A or section 179A TCGA or paragraph 66 of Schedule 29 FA 2002 whereby a disposal or deemed disposal of an asset by the Company was treated as having been made by another member of the same group of companies or a disposal of an asset by another member of the same group of companies was treated as having been made by the Company.

14.13	The Company has not at any time been subject to Taxation in any jurisdiction outside the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

14.14	There is no outstanding Inland Revenue charge (as defined in section 237 Inheritance Tax Act 1984) over any asset of the Company or over any of the Shares.

14.15	The Company is duly registered, is a taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with the Commissioners of Customs and Excise and has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

14.16	The Company is not and never has been a member of a group for the purposes of section 43 VATA.

14.17	The Company has no interest in any asset to which Part XV Value Added Tax Regulations 1995 applies nor has made any election under paragraph 2(1) Schedule 10 VATA.

14.18	There is set out in the Disclosure Letter an analysis of intangible assets owned by the Company showing those acquired before and those acquired on or after 1 April 2002 and details of the tax values and accounting values of each asset are also disclosed in the Disclosure Letter.

14.19	All documents which are liable to stamp duty and which confer any right upon the Company have been duly stamped and no document which confers any right upon the Company and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty.

14.20	The Company has not, in the seven years ending on the date of this Agreement, incurred or otherwise been under a liability to stamp duty reserve tax and there are no circumstances at the date of this Agreement which may result in the Company being so liable.

14.21	Within the three years ending on the date of this Agreement, the Company has not made any claim for relief or exemption under section 42 FA 1930, section 151 FA 1995 or section 75, 76 or 77 FA 1986.

14.22	The Company is not registered or liable to be registered for the purposes of Insurance Premium Tax, Landfill Tax, Aggregates Levy or Climate Change Levy.

14.23	Stamp duty land tax has been paid in full in respect of all estates or interests in land acquired on or after 1 December 2003 by the Company and there are no contingent liabilities or requirements to submit a further land transaction and no arrangements capable of giving rise to a further charge to stamp duty land tax.

14.24	The Company has not claimed relief from stamp duty land tax under Part 1 (group relief) or Part 2 (reconstruction and acquisition relief) of Schedule 7 FA 2003 in relation to any estate or interest in land that has been transferred to it.

14.25	The Company has not undertaken within the seven years ending on the date of this Agreement, or agreed to undertake, any transaction which is otherwise than on fully arm’s length terms and there are no circumstances which could cause any Taxation Authority to make or require to be made any adjustment to the terms on which such transaction is treated as taking place.

14.26	Documentation is available to demonstrate the criteria taken into account in determining arm’s length terms for transactions between the Company and the Seller or any party or parties with which the Sellers is connected.

14.27	The Company has not by reason of being connected with the Seller obtained the benefit of a loan on more favourable terms than it would have received in the absence of such relationship.

14.28	The Balance Sheet fully provides for all Taxation (on the basis of the rates applicable to the financial year which ended on the Accounting Date) for which the Company is or may become liable or be assessed to on or in respect of or by reference to:

14.28.1	the profits, gains, income and earnings (whether actual or deemed) for any period ended on or before the Accounting Date; or

14.28.2	any distributions (within the meaning of Part VI or section 418 ICTA) made or deemed to be made on or before the Accounting Date; or

14.28.3	any other transaction entered into or deemed for any Taxation purposes to have been entered into on or before the Accounting Date.

14.29	The chargeable gain treated as realised by the Company under section 179 TCGA and which would arise in the Company as a result of the transfer of the 3 leasehold interests in Hull (which are part of the Property) to the Company and the Company ceasing to be a member of the same group (as defined by section 170 TCGA) as the Seller, in the absence of a valid election under section 179A TCGA to treat such chargeable gain as realised by the Seller, would be £1,000.

SCHEDULE 5

Completion Arrangements

At Completion the following will take place:

1.	Items For Delivery

The following items will be produced and delivered by the Seller:

Share Transfers

1.1	Executed transfers of the Shares in favour of the Buyer together with the share certificates for the Shares (or in the case of any lost certificate an indemnity satisfactory to the Buyer in relation to it).

1.2	Any waiver, consent or other document necessary to give the Buyer full legal and beneficial ownership of the Shares.

Authorisations

1.3	A copy of a resolution of the board of directors (certified by a duly appointed officer as true and correct) of the Seller authorising the execution of and the performance by the Seller of its obligations under each of the documents to be executed by it.

1.4	If the Buyer requests, a power of attorney in the agreed terms by the registered holder of the Shares which enables the Buyer to attend and vote at general meetings of the Company.

Resignations and Appointments

1.5	A letter of resignation in the agreed terms from the following officers of the Company:

1.5.1	Stefania Maria Dorudottir; and

1.5.2	Daniel Marco Bejarano.

1.6	A copy of a letter to the Company from its auditors resigning from office with effect from Completion and containing the statement required by section 394 CA 1985, the original letter being deposited at the registered office of the Company.

Company Documentation

1.7	The certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal (if any) and the statutory books and registers (which will be written up to but not including Completion) of the Company.

1.8	All deeds and documents relating to the title of the Company to the Property (which shall be delivered where they are located at HM Land Registry or the Company’s solicitors).

1.9	All cheque books in current use of the Company (which shall be delivered at the Property).

1.10	All papers, books, records, keys, credit cards and other property (if any) of the Company which are in the possession or under the control of the Seller or any other person who resigns as a director or secretary of the Company in accordance with this Schedule (which shall be delivered at the Property).

Financial

1.11	A copy of the bank mandate of the Company and copies of bank statements in respect of each account of the Company as at the close of business on the last Business Day prior to Completion.

Miscellaneous

1.12	A deed in the agreed terms from the Seller acknowledging that neither the Seller nor any Associated Company has any claim against the Company and that the Company has no actual, contingent or prospective obligation to any such person.

Convening of Meetings

1.13	Minutes of duly convened board meetings of the Company in the agreed terms which shall be executed by the chairman of such meetings immediately following Completion.

2.	Repayment of Monies Owed

The Seller will repay, and will procure that each Associated Company will repay, all amounts owed by the Seller to the Company whether due for payment or not.

3.	Payment of Consideration

The Buyer will:

(i)	pay the Initial Consideration to the Seller’s Solicitors in accordance with clause 2.4 by electronic transfer to:

Travers Smith Client Account

Account Number: 00859184

Sort Code: 60-00-01

National Westminster Bank Plc

City of London Office

1 Princes Street

London EC2R 8PA;

and

(ii)	(upon Completion or as soon as reasonably practicable, but not less than 5 Business Days, following Completion) pay the Retained Amount into the Retention Account;

(iii)	(upon Completion or as soon as reasonably practicable, but not less than 5 Business Days, following Completion) pay the Second Retained Amount into the Second Retention Account; and

(iv)	provide to the Seller a copy of a resolution of the board of directors (certified by a duly appointed officer as true and correct) of the Buyer authorising the execution of and the performance by the Buyer of its obligations under each of the documents to be executed by it.

4.	Other Documents

The parties hereto will execute or procure the execution of the Retention Account Letter.

SCHEDULE 6

MCG Graphics Limited – Property

Description	Title Holder	Title Number and Quality of Title if registered	Date of Lease and Parties to it	Term and Current Rent	Use

Unit E, Citadel Trading Park, Kingston upon Hull

Lease	the Company	HS114486 Title Absolute	9th June 1986 (1) R.E. Hatfield (Contractors) Limited (2) Metal Closures Group plc	10 May 1986 - 15th August 2107	Site for office, factory or warehouse

Lease	the Company	HS 160451 Title Absolute	1st November 1988 (1) R.H. Hatfield (Contractors) Ltd (2) Metal Closures Group Ltd	1st November 1988 -15th August 2107	Site for office, factory or warehouse

Underlease	(currently Omnipack plc)	HS274077 Title Absolute	19th March 1997 (1) Metal Closures Group Ltd (2) Omnipack plc	19th March 1997 -10th August 2107	As per the two superior leases

Car Park at Citadel Trading Park, Kingston upon Hull

Lease	(currently Omnipack plc)	(currently unregistered but should be registered)	4th August 1997 (1) Tillnote Ltd (c/n Bonus Electrical Group Ltd) (2) Omnipack plc	14th April 1997- 10th August 2107	Parking of roadworthy vehicles belonging to tenant, its employees or customers

Unit 4, Salterbeck Industrial Estate, Workington

Lease	MCG Graphics Ltd	Unregistered	2nd July 2002 (1) CCPL Ltd (2) MCG Graphics Ltd	29th March 2002 -28th March 2012	B1, B2 and B8 TCPUC 1987

Underlease	LMB Express Ltd	Unregistered	4th March 2003 (1) MCG Graphics Ltd (2) LMB Express Ltd	26th June 2002 - 22nd March 2012	B1, B2 and B8 TCPUC 1987

4th Floor, Ely Place, London EC1

Lease	MCG Graphics Limited	Unregistered	7th September 2005 (1) BPP (Hatton Garden) Ltd (2) MCG Graphics Ltd	5 years from 6th September 2005	B1 TCPUC 1987

SCHEDULE 7

Adjustment of Consideration

Part 1 - Completion Accounts

1.	Completion Accounts

1.1	The Seller and the Buyer will procure that after Completion, accounts for the Company will be prepared and reported on in accordance with the provisions of this Schedule 7 and based upon the pro-forma set out in Part 2 of this Schedule 7 (“the Completion Accounts”).

1.2	The Completion Accounts will be an unaudited balance sheet of the Company as at close of business on 31 October 2005.

1.3	The Completion Accounts shall exclude any effect of change of ownership of the Company contemplated in this Agreement, shall not re-appraise the value of any assets of the Company as a result of such change of ownership and shall take no account of past balance sheet events occurring, or information becoming available after the close of business on 31 October 2005 and, subject to paragraph 7, will be prepared:

1.3.1	in accordance with the historical cost convention and with accounting principles generally accepted in the United Kingdom (including Accounting Standards);

1.3.2	adopting the principles, practices, bases and policies of accounting applied for the purposes of the Accounts; and

1.3.3	so as to show a true and fair view of the state of affairs of the Company at the close of business at the close of business on 31 October 2005,

to the extent there would otherwise be a conflict between the provisions of paragraphs 1.3.1, 1.3.2 and 1.3.3 then the provisions of paragraph 1.3.2 shall prevail over those of paragraphs 1.3.1 and 1.3.3 and the provisions of paragraph 1.3.1 shall prevail over those of paragraph 1.3.3.

2.	Procedure

2.1

Subject to the Buyer complying with any reasonable hold harmless letter or similar requirements of the Seller or the accountants appointed by the Seller (“the Seller’s Accountants”) in connection with the release of working papers to the Buyer or accountants appointed by the Buyer (“the Buyer’s Accountants”) forthwith after

Completion the Seller will provide the Buyer with access during normal office hours and with reasonable notice to those assets, documents and records within its possession or control which the Buyer may reasonably require for the purpose of preparing and agreeing the draft Completion Accounts in the form set out in Part 2 of Schedule 7.

2.2	Within 40 Business Days after the date of Completion the Buyer will prepare and deliver to the Seller, or procure the preparation and delivery of the Seller of, a draft of the Completion Accounts which shall also specify in the form set out in Part 2 of this Schedule 7 the amount of the following items:

•	Net Assets

•	Net Working Capital

•	Current Finance Lease liabilities

•	Long Term Finance Lease liabilities

•	Net Cash

each such item being calculated in accordance with the definition set out in paragraph 5 of this Schedule 7.

For the avoidance of doubt once the draft Completion Accounts have been delivered by the Buyer, the Buyer may not vary or amend the same other than pursuant to the procedure set out in this Schedule 7 for agreeing the Completion Accounts.

2.3	The Seller will review the draft Completion Accounts as delivered by the Buyer under this Schedule 7, such review to be completed within 20 Business Days of such delivery. The Seller will notify the Buyer by one written notice within such period whether or not it accepts the draft Completion Accounts as having been duly prepared in accordance with this Schedule 7 and that the value of the Net Assets, Net Working Capital, Current Finance Lease liabilities, Long Term Finance Lease liabilities and Net Cash have been correctly specified therein. Subject to the Seller complying with any reasonable hold harmless letter or similar requirements of the Buyer or the Buyer’s Accountants in connection with the release of working papers to the Seller and/or the Seller’s Accountants, the Buyer will ensure that the Seller and/or the Seller’s Accountants are given access during normal office hours and on reasonable notice to all additional information the Seller may reasonably require to enable the Seller to make its decision. If the Seller does not so notify the Buyer within 20 Business Days of delivery of the draft Completion Accounts then the Seller will be deemed to have accepted the draft Completion Accounts as complying with Schedule 7.

2.4	If the Seller notifies the Buyer of any non-acceptance or objection pursuant to paragraph 2.3 of this Schedule 7 then:

2.4.1	the Seller will, or will procure that the Seller’s Accountants will, set out in reasonable detail its reasons for such non-acceptance or objection and specify the adjustments that in its opinion should be made to the draft Completion Accounts in order to comply with paragraph 1 of this Schedule 7 and provide supporting evidence, where appropriate and available, for each such adjustment;

2.4.2	subject to the Buyer complying with any reasonable hold harmless letter or similar requirements of the Seller or the Seller’s Accountants in connection with the release of working papers to the Buyer and/or the Buyer’s Accountants, the Seller will, or will procure that the Seller’s Accountants will, provide the Buyer with access, during normal office hours and on reasonable notice, to all such documents and working papers relating to their preparation of the reasons for non-acceptance and proposed adjustments to the Completion Accounts referred to in paragraph 2.4.1 of this Schedule 7; and

2.4.3	the Seller and the Buyer will use all reasonable endeavours to reach agreement upon the adjustments needed to meet the objections of the Seller or the Seller’s Accountants.

2.5	If the Seller and the Buyer do not reach agreement within 10 Business Days after service of the Seller’s notice of non-acceptance or objection under paragraph 2.3 of this Schedule 7 then the matter(s) in dispute will be referred to the decision of a single independent chartered accountant or an independent firm of chartered accountants (in either case, the “Independent Accountant”) to be agreed upon between them or (in default of such agreement within 5 Business Days of such 10 Business Days’ expiry) to be selected (at the instance of either of them) by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales. The Independent Accountant (whose costs will be paid equally by the Seller and the Buyer) will act as expert (and not as arbitrator) and the decision of the Independent Accountant shall (in the absence of fraud or manifest error) be final and binding on the parties. It is the parties’ intention that the Independent Accountant will perform his task within 30 Business Days of his appointment and they shall encourage him to do so.

2.6	The Seller and the Buyer will use all reasonable endeavours to provide all such working papers, documents and other information as is requested by the Independent Accountant and will procure that the Independent Accountant is requested to state, when giving his decision on the matter(s) referred to him, what adjustments (if any) need to be made to the draft Completion Accounts prepared by the Buyer in order that the Completion Accounts will comply with Schedule 7.

2.7	If the Seller and the Buyer reach agreement in writing on (or pursuant to paragraph 2.3 of this Schedule 7 the Seller is deemed to have accepted the draft Completion Accounts as the Completion Accounts) the final form of the Completion Accounts, or if the Completion Accounts are finally determined at any stage in the procedure set out in this paragraph 2 of this Schedule 7, the Completion Accounts as so agreed or determined will be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the Seller and the Buyer.

2.8	The Seller and the Buyer will pay their own costs and expenses in connection with the preparation and agreement of the Completion Accounts including, where applicable, any costs associated with presentation of their case to the Independent Accountant.

3.	Adjustment Of Consideration

3.1	When the Completion Accounts have become final and binding pursuant to paragraph 2 of this Schedule 7 the Consideration will be subject to the following adjustments:

3.1.1	there will be deducted on a pound for pound basis the amount, if any, by which the Net Assets are less than £1,700,000;

3.1.2	there will be deducted on a pound for pound basis the amount, if any, by which Net Working Capital is less than £675,000 and there will be added on a pound for pound basis the amount (if any) by which the Net Working Capital is greater than £825,000;

3.1.3	there will be deducted on a pound for pound basis the amount, if any, by which Current Finance Lease liabilities are greater than £173,000;

3.1.4	there will be deducted the amount, if any, by which Long Term Finance Lease liabilities are greater than £155,000; and

3.1.5	there will be added any positive amount of Net Cash and there will be deducted any negative amount of Net Cash.

3.2	The amount of any net reduction or increase in the Consideration resulting from paragraphs 3.1.1 to 3.1.5 above taken together will be paid by the Seller to the Buyer or by the Buyer to the Seller in accordance with paragraph 6 within 5 Business Days of the Completion Accounts becoming final and binding and any amount not paid when due shall carry interest in accordance with clause 10 of this Agreement

4.	Provided paragraph 3 of this Schedule 7 has been complied with in full by the Seller, the Buyer will have no claim against the Seller under this Agreement in respect of any liability or deficiency to the extent that such liability or deficiency is taken into account in the Completion Accounts but otherwise preparation and acceptance by the Buyer of the Completion Accounts or their determination in accordance with paragraph 2 of this Schedule 7 will be without prejudice to any claim which the Buyer may have against the Seller in respect of any breach of the Warranties or under Part 2 of Schedule 4.

5.	Definitions for the Completion Accounts

In determining the amount of the figures required in the Completion Accounts, the following definitions shall apply:

•	the “Net Assets” shall be the total assets, less total liabilities and less cash, as set out in the Completion Accounts;

•	the “Net Working Capital” shall be the current assets (excluding any cash, all income tax related balances and any sums due from the Seller) less current liabilities (excluding all income tax related balances, and any amounts due to the Seller and the Current Finance Lease liabilities);

•	the “Current Finance Lease” liabilities shall be the amounts due within less than one year in relation to assets held under lease finance;

•	the “Long Term Finance Lease” liabilities shall be as extracted from the Completion Accounts; and

•

the “Net Cash” shall be Cash less Debt where (i) “Cash” means the aggregate of all cash of the Company on deposit or current account and/or in hand plus any uncleared cheques or bank transfers received from third parties and any cash equivalents of the Company less any uncleared cheques or bank transfers sent to third parties) as set out in the Completion Accounts; and (ii) “Debt” means the aggregate of all bank borrowings (together with any interest accrued thereon and any costs, fees and penalties payable by the Company on early repayment) of the Company (and excluding, for the avoidance of doubt only, Current Finance Lease liabilities and any Long Term Finance Lease liabilities).

All of these figures shall be derived from the relevant figures in the Completion Accounts.

6.	All sums payable by the Buyer under this Schedule will be paid in the same manner as the Consideration and the same will be good and sufficient discharge and the Buyer will not be concerned as to the application of the monies so paid. Payment by the Seller (pursuant to this Schedule) to the client account of the Buyer’s Solicitors will be a good and sufficient discharge and the Seller will not be concerned as to the application of the monies so paid.

7.	The parties acknowledge that at Completion the Company holds cash on behalf of the Buyer (in bank account number 25058797, sort code 56-00-23) in the sum of £125,000 (as reduced by payments out authorised by the Buyer) and that such amount of cash is and will at all times remain the property of the Buyer and will be excluded from the Completion Accounts and will not form part of any calculation of Net Assets, Net Working Capital, Current Finance Lease liabilities, Long Term Finance Lease liabilities or Net Cash.

8.	The Seller warrants to the Seller that since the close of business on 31 October 2005:

8.1	no dividend or distribution has been paid, made or declared by the Company;

8.2	no payments have been made or have been agreed to be made by the Company to any Insider in respect of any share capital or other securities of the Company being issued, redeemed, purchased or repaid, and no other return of capital has taken place;

8.3	no payments have been made or been agreed to be made (including, without limitation, in respect of management fees) by the Company to any Insider;

8.4	no assets have been transferred to or liabilities assumed, indemnified or incurred for the benefit of any Insider by the Company;

8.5	the Company has not waived any amount owed to it by any Insider, or any interest thereon;

8.6	the guarantee from the Seller in favour of the Company’s bank in relation to the obligations of the Company to such bank has remained in place; and

8.7	the Company has carried on its business in the ordinary course so as to maintain the business as a going concern.

Part 2 - Pro forma Completion Accounts

Land and Buildings	X
Plant & Machinery	X

Total Fixed Assets	X
Stock	X
Trade Debtors	X
Prepayments	X
Amount due from parent	X
Deferred tax asset	X
Cash/(overdraft)	X

Total current assets	X
Trade Creditors	X
Accruals	X
Amount due to parent	X
Current Lease Obligations	X
Current Tax Payable	X

Total current liabilities	X
Net Current Assets	X
Long Term Lease Obligations	X

NET ASSETS	X

Net working capital:	X
Stock	X
Trade Debtors	X
Prepayments	X
Trade creditors	X
Accruals	X

Total net working capital	X

Key numbers:
Net Assets	X
Net Working Capital	X
Current Finance Lease Obligations	X
Long Term Finance Lease Obligations	X
Net Cash	X

SCHEDULE 8

Part 1 - Provisions regarding Retention Fund

The Retained Amount will be paid on or as soon as practicable, but not less than 5 Business Days, following Completion by the Buyer into a joint on-demand interest bearing deposit account (the “Retention Account”) with Barclays Bank Plc in the names of the Buyer’s Solicitors and the Seller’s Solicitors (the “Retention Fund Holders”) who will hold the Retained Amount as stakeholders upon trust for the Buyer and the Seller on the following terms:

1.	If prior to the expiration of the period of 18 months after the Completion Date (the “Warranty Retention Period” ending on the “Warranty Retention Release Date”):

1.1	a Relevant Claim, a Tax Covenant Claim or a claim under clause 8.2 (each a “Retention Claim”) is determined (as such term is defined in Schedule 9) or has been agreed expressly in writing by the Seller and such determination or agreement requires a payment from the Retention Account to be made to the Buyer; or

1.2	a Second Retention Fund Deficit exists (as defined in Part 2 of this Schedule 8),

then the Buyer and the Seller shall instruct the Retention Fund Holders to procure that there will be paid to the Buyer’s Solicitors from the Retention Account;

1.3	in connection with paragraph 1.1 the amount so determined or agreed as being due to the Buyer or such lesser amount as is in the Retention Account at the date of payment to the Buyer under this paragraph 1; and/or

1.4	in connection with paragraph 1.2 the amount of the Second Retention Fund Deficit or such lesser amount as is in the Retention Account at the date of payment to the Buyer under this paragraph 1.

In the case of a payment pursuant to paragraph 1.1, such payment shall include any costs which may be agreed or awarded in any determination in favour of the Buyer.

2.	If prior to the Warranty Retention Release Date the Buyer has notified the Seller in accordance with clause 6.3 of any Retention Claim and such Retention Claim has not at the Warranty Retention Release Date been determined or agreed in writing between the Buyer and the Seller:

2.1	the Buyer and the Seller shall use all reasonable endeavours to procure that the Held-over Amount (as defined below) is, if practicable, determined or agreed within 20 Business Days of the Warranty Retention Release Date in accordance with paragraph 4 unless such Held-over Amount has not previously been agreed for the purposes of this Schedule;

2.2	the Held-over Amount shall continue to be held in the Retention Account pending the determination or written agreement by the Buyer and the Seller of the Retention Claim;

2.3	the amount (if any) representing the difference between the Held-over Amount and the amount in the Retention Account at the later of the Warranty Retention Release Date and the date on which the Held-over Amount is agreed or determined in accordance with paragraph 4 shall be paid to the Seller’s Solicitors; and

2.4	once all Retention Claims have been determined or agreed in writing by the Seller and the Buyer, any amount remaining in the Retention Account shall be paid to the Seller’s Solicitors.

3.	If on the Warranty Retention Release Date no Retention Claim has been notified to the Seller in accordance with the terms of this Agreement, or no such Retention Claim has been so notified and which remains to be determined or agreed, then the amount (if any) in the Retention Account at such date shall be paid to the Seller’s Solicitors.

4.	For the purposes of paragraph 2, the “Held-over Amount” means that proportion including, where applicable, the whole of the outstanding balance of the Retained Amount determined:

4.1	by the Buyer, with the express agreement in writing of the Seller; or

4.2	by Counsel, as judged reasonable in the circumstances, on the facts made available to him or her by or on behalf of the Seller or the Buyer. For this purpose Counsel shall be Queen’s Counsel of a minimum of 10 years’ call as selected by the Buyer with the agreement in writing of the Seller or where no such agreement can be reached as selected by the Chairman for the time being of the General Council of the Bar on the written application of either the Buyer or the Seller, the fees of Counsel being apportioned between the parties as Counsel shall decide.

5.	Where any payment is made to the Buyer out of the Retention Account as provided in this Part 1 of Schedule 8, the Buyer shall at the same time be entitled to a corresponding proportion of the interest accrued on the Retention Account SAVE THAT any payment made to the Buyer pursuant to paragraph 1.2 shall entitle the Buyer in respect of such amount of the payment from the Retained Amount as relates to a Second Retention Fund Deficit to interest only on the basis described in paragraph 3 of Part 2 of this Schedule 8. Otherwise all interest accrued on the Retention Account shall be payable to the Seller at the time of payment to the Seller out of the Retention Account in accordance with this Schedule 8. All payments of interest to the Buyer or the Seller shall be made in accordance with their respective instructions and shall be less any tax on such interest for which the Retention Fund Holders may be accountable or is otherwise legally required to be deducted.

6.	The Seller and the Buyer will execute the Retention Account Letter and deliver it to its addressees, and will take promptly all such steps and give all such other written instructions, as are necessary or desirable to give effect to the provisions of this Part 1 of Schedule 8.

7.	The payment of any sum to the Seller’s Solicitors shall be an absolute discharge of the Buyer of its obligation to pay that amount of the Consideration as is equal to the amount so paid. The payment of any sum to the Buyer’s Solicitors shall be an absolute discharge of the Seller (to the extent paid) of its obligations (if any) in respect of the relevant Retention Claim and/or Second Retention Fund Deficit (as appropriate).

8.	Any payments falling to be made pursuant to this Part 1 of Schedule 8 shall be made within 5 Business Days of the obligation to make such payment or procure the making of such payment arising.

Part 2 - Provisions regarding Second Retention Fund

The Second Retained Amount will be paid on or as soon as practicable, but not less than 5 Business Days, following Completion by the Buyer into a joint on-demand interest bearing deposit account (the “Second Retention Account”) with Barclays Bank Plc in the name of the Retention Fund Holders who will hold the Second Retained Amount as stakeholders upon trust for the Buyer and the Seller on the following terms:

1.

If prior to 11:59pm on 31 December 2006 or such later date as may be agreed pursuant to paragraph 1.4.5.2 of Schedule 10 any claim for payment arising from this Agreement pursuant to paragraph 1.4.3 of Schedule 10 (Pension Provisions) becomes due for payment then the Buyer and the Seller shall instruct the Retention Fund Holders to procure that there will be paid to the Buyer’s Solicitors from the Second Retention the amount so due to the Buyer or the Company or such lesser amount as is in the Second Retention Account at the date of payment to the Buyer under this paragraph 1.

2.	Any sum remaining in the Second Retention Account on 1 January 2007 or such later date as may be agreed pursuant to paragraph 1.4.5.2 of Schedule 10 shall be paid to the Seller’s Solicitors.

3.	Where any payment is made to the Buyer or the Company out of the Second Retention Account as provided in this Schedule 8, the Buyer shall at the same time be entitled to a corresponding proportion of the interest accrued on the Second Retention Account in the period between the date on which the liabilities of the Pension Scheme are transferred out pursuant to paragraph 1.4 of Schedule 10 and the date of payment pursuant to paragraph 1. Otherwise all interest accrued on the Second Retention Account shall be payable to the Seller at the time of payment to the Seller out of the Second Retention Account in accordance with this Part 2 of Schedule 8. All payments of interest to the Buyer or the Seller shall be made in accordance with their respective instructions and shall be less any tax on such interest for which the Retention Fund Holders may be accountable or is otherwise legally required to be deducted.

4.	The provisions of this Schedule 8 will not prejudice the right of the Buyer to recover the excess of any payment pursuant to Schedule 10 to the extent not recovered out of the Second Retention Account. In the event that the Second Retained Amount (plus any accrued interest on such amount) is insufficient to satisfy the liability of the Buyer under Schedule 10 (the “Second Retention Fund Deficit”) then the Buyer may claim for payment of up to £250,000 of the Second Retention Fund Deficit out of the Retention Account pursuant to paragraph 1.2 of Part 1 of this Schedule 8.

5.	The amount of money in the Second Retention Account is not to be regarded as imposing a limit on the amount which may be claimed by the Buyer under Schedule 10.

6.	The Seller and the Buyer will execute the Retention Account Letter and deliver it to its addressees, and will take promptly all such steps and give all such other written instructions, as are necessary or desirable to give effect to the provisions of this Part 2 of Schedule 8.

7.	The payment of any sum to the Seller’s Solicitors shall be an absolute discharge of the Buyer of its obligation to pay that amount of the Consideration as is equal to the amount so paid. The payment of any sum to the Buyer’s Solicitors shall be an absolute discharge of the Seller (to the extent paid) of its obligation (if any) in respect of paragraph 1.4.3 of Schedule 10.

8.	Any payments falling to be made pursuant to this Part 2 of Schedule 8 shall be made within 5 Business Days of the obligation to make such payment or procure the making of such payment arising.

SCHEDULE 9

Limitations on Relevant Claims

1	INTERPRETATION

1.1	In this Schedule (unless the context otherwise requires):

1.1.1	“determination” means a final determination by a court of competent jurisdiction or a final award or decision of a duly appointed arbitrator or expert (as the case may be) and “determined” shall be construed accordingly; and

1.1.2	references to the “Relevant Date” shall mean the date on which any Relevant Claim is finally settled or determined.

2.	PROVISION OF INFORMATION

2.1	Upon any Relevant Claim being made by a third party against the Company, the Buyer shall, and shall procure, where relevant, that the Company shall (at the Seller’s expense):

2.2	make available to the Seller and its advisers and agents all such information and assistance in relation to the subject matter of the Relevant Claim (including access to personnel, properties, management, records, papers, documents and data of the Company) as the Seller may reasonably request; and

2.3	use reasonable endeavours to procure that the auditors (both past and then present) of the Company make available their audit working papers in respect of audits of the accounts of the Company for any relevant accounting period in connection with such claim.

3.	ALLOWANCES, PROVISIONS AND RESERVES

3.1	The Seller shall not be liable for any loss or amount in respect of any Relevant Claim to the extent that:

3.1.1	any allowance, provision or reserve has been made in the Completion Accounts in respect of the fact, matter, event or circumstances to or from which such loss or amount relates, or to the extent that payment or discharge of the relevant matter has been taken into account therein; or

3.1.2	any allowance, provision or reserve made in the Completion Accounts in respect of the fact, matter, event or circumstances to or from which such loss or amount relates, is insufficient by reason of any change to legislation, any increase in rates of taxation or any change in the published practice of a revenue authority, in each case made on and/or after Completion with retrospective effect.

4.	CHANGES ON AND/OR AFTER COMPLETION

4.1	The Seller shall not be liable for any Relevant Claim to the extent that it arises, or is increased or extended by:

4.1.1	any decision of any court or tribunal made or delivered after Completion or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any published practice of any government, government department or agency or regulatory body (including the withdrawal of any published extra statutory concession of a revenue authority), or any increase in rates of taxation, in each case made on and/or after Completion;

4.1.2	any change in the accounting reference date of the Buyer or the Company made on and/or after Completion;

4.1.3	any change in any accounting basis, policy, practice or approach of, or applicable to, the Company or the Buyer, or any change in the way an accounting basis is adapted for tax purposes, in each case, made on and/or after Completion other than to comply with any law or regulation in force and applicable to the Company immediately prior to Completion or as necessary to ensure compliance by the Company with generally accepted accounting practice in the United Kingdom in force and applicable to the Company immediately prior to Completion;

4.1.4	any cessation of, or any material change in, the nature or conduct of any business carried on by the Buyer or the Company, occurring on and/or after Completion;

4.1.5	any voluntary act, omission, transaction or arrangement carried out or effected on and/or after Completion by, or at the request and approval of,

the Buyer (or any of its directors, officers, employees or agents), otherwise than in (a) the ordinary course of business of the Company as carried on at Completion, (b) to comply with any law or regulation in force at Completion, or (c) at the written request of the Seller whether pursuant to this Agreement or otherwise; or

4.1.6	the Company disclaiming any part of the benefit of capital or other allowances against taxation claimed on or before Completion other than at the request of the Seller whether pursuant to this Agreement or otherwise.

5.	THIRD PARTY CLAIMS

5.1	In respect of any fact, matter, event or circumstance which comes to the notice of the Buyer which might reasonably be expected to result in a claim against it or the Company (a “Third Party Claim” which expression shall not include any Tax Claim as defined in Part 1 of Schedule 4 to which the provisions of Schedule 4 shall apply to the exclusion of this paragraph 5) and which, in turn, might reasonably be expected to result in a claim against the Seller, the Buyer shall (and shall procure, where relevant, that the Company shall) as soon as is reasonably practicable give written notice and reasonable details of the Third Party Claim to the Seller and shall:

5.1.1	allow the Seller and its advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

5.1.2	consult in good faith with the Seller as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

5.1.3	take such action, at the written request of the Seller, as the Seller may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim, subject to the Buyer and the Company being indemnified to the Buyer’s reasonable satisfaction by the Seller in respect of all losses and damages and reasonable costs and expenses (including reasonable legal costs) which may thereby be incurred by the Buyer or the Company; and

5.1.4	not require the Seller to make any payment in respect of any claim until the Third Party Claim has been satisfied, settled, determined or withdrawn.

This paragraph 5 shall not apply if the Seller confirms in writing that it does not wish to be involved in such Third Party Claim or has been wound up at the time the Third Party Claim is made.

6.	REMEDIABLE BREACHES

The Seller shall not be liable for any Relevant Claim to the extent that the fact, matter, event or circumstance giving rise to such Relevant Claim is remediable and is remedied by, or at the expense of, the Seller (in each case at no cost to the Company or the Buyer) within 60 days of the date on which written notice of such claim is given to the Seller pursuant to this Agreement.

7.	REIMBURSEMENT OF CLAIMS

If, after the Seller has made any payment in respect of a Relevant Claim, the Company or the Buyer becomes entitled to recover from a third party (including any tax authority) (whether by payment, discount, credit, relief or otherwise) a sum which is referable to that payment less costs and expenses incurred in obtaining such recovery and any tax thereon (the “Recovery Amount”), then the Buyer shall forthwith repay (or procure the repayment of) to the Seller such sum of the Recovery Amount as does not exceed the sum paid by the Seller to the extent not previously repaid.

8.	INSURANCE

8.1	Subject to paragraph 8.2, the Seller shall not be liable for any Relevant Claim if the Buyer or the Company is insured against any loss, damage or liability which is the basis of such Relevant Claim under the terms of any insurance policy unless and until the insured company has made a claim against the insurers under such policy and that claim has been settled, agreed or otherwise determined. The amount recoverable under the Relevant Claim shall be reduced by any amount which is recovered under such policy. For the avoidance of doubt, this paragraph 8.1 shall, without limitation, apply to any amount which is recovered under the Environmental Insurance.

8.2

Paragraph 8.1 shall not apply to any warranty and indemnity insurance taken out by the Buyer in relation to the Warranties and Tax Covenant in this Agreement but the effect of this paragraph 8.2 shall not be to increase the liability of the Seller under this Agreement to any extent whatsoever beyond the aggregate maximum amounts set out in clauses 6.

9.	UNASCERTAINABLE CLAIMS

The Seller shall not be liable for any Relevant Claim which arises by reason of a liability which, at the time when written notice of the Relevant Claim is given to the Seller, is contingent only or is otherwise not capable of being quantified and the Seller shall not be liable to make any payment in respect of such Relevant Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified. For the avoidance of doubt, nothing in this paragraph 8 shall prejudice the right of the Buyer to serve written notice of an alleged claim on the Seller or, if relevant, commence proceedings against the Seller.

10.	ENVIRONMENTAL CLAIMS

The Seller shall not be liable for any Relevant Claim to the extent that such Relevant Claim is for the cost of the Environmental Works.

11.	MITIGATION

The Buyer shall (and shall procure that the Company shall) take all reasonable action to mitigate any loss suffered by it or the Company which would, could or might result in a Relevant Claim against the Seller.

12.	REDUCTION IN CONSIDERATION

Any amount paid by the Seller in respect of any Relevant Claim shall be treated as a reduction in the Consideration to the extent permitted by law.

SCHEDULE 10

Pension Provisions

1.	Pensions

1.1	The Pension Scheme will be at least 100% funded on the FRS17 Accounting Basis as at the Pension Completion Date with such funding level being calculated within 30 days of the Pension Completion Date. The funding level calculation will be certified by the Actuary and absent manifest error will be agreed by the Buyer.

1.2	Subject to paragraph 1.3.2 below:

1.2.1	in calculating the funding level of the Pension Scheme on the FRS17 Accounting Basis the assets of the Pension Scheme will be notionally split by the Actuary between the SGS Parties and the Non-SGS Parties on the FRS17 Accounting Basis in order to determine the amounts available to secure liabilities in respect of each group of members in accordance with the Actuary’s Letter; and

1.2.2	any FRS17 Surplus shall be notionally allocated to the Non-SGS Parties.

1.3	If the Pension Scheme is not 100% funded on the FRS17 Accounting Basis in accordance with paragraph 1.1 above:

1.3.1	the Seller shall pay such sums to the Pension Scheme (or, if that is not possible for any reason, to the Buyer) within 45 days of the Pension Completion Date together with interest or other timing adjustment as specified in the Actuary’s Letter up to the date of payment (the “Deficit Payment”). In the event that the Deficit Payment is not paid in accordance with this clause, the value of the FRS17 Deficit will be recalculated by the Actuary on the basis set out in the Actuary’s Letter at a date specified by the Buyer (replacing the Pension Completion Date with that date in the calculation) and any remaining deficit will be payable in accordance with this clause (replacing the Pension Completion Date with that date in the calculation); or

1.3.2

the Buyer and the Seller may at their discretion agree that the FRS17 Deficit will not be made good by the Seller under paragraph 1.3.1 above but instead the FRS 17 Deficit shall be notionally allocated entirely to the Non-SGS Parties, so reducing the amount of assets available to meet the obligations of the Pension Scheme in respect of the Non-SGS Parties under paragraph 1.6 below.

1.4	In the event of the liabilities of the Pension Scheme being transferred out in any way (including buy out with an insurance company) in the course of the Pension Scheme entering into wind-up or otherwise in accordance with its governing documentation, and in particular the Trust Deed and Rules dated 4th April 1997, as amended:

1.4.1	the assets of the Pension Scheme allocated to the SGS Parties in accordance with paragraph 1.2 above shall be used to meet all reasonable costs, fees, charges and expenses which are incurred by the Pension Scheme trustees in transferring liabilities out of the Pension Scheme in respect of the SGS Parties;

1.4.2	the Buyer will be liable for costs, fees, charges, debts and expenses, including without limitation any debt which is due under section 75 of the Pensions Act 1995, as amended, which are incurred in transferring liabilities out of the Pension Scheme in respect of the SGS Parties in excess of the Pension Scheme assets set out in paragraph 1.4.1 above, up to an initial cap of £1,000,000 (the “Initial Cap”); and

1.4.3	the Seller will be liable for all such costs (in respect of the SGS Parties) that exceed the Initial Cap up to the sum of £750,000 provided that if Punter Southall & Co. is replaced as an adviser to the trustees of the Pension Scheme, the Seller shall not be liable for any fees of the adviser which replaces Punter Southall & Co. in respect of transferring liabilities out of the Pension Scheme in respect of the SGS Parties which exceed the level of fees which Punter Southall & Co. estimates it would charge for the same work.

1.4.4	The Buyer will be liable for the balance of any costs (in respect of the SGS Parties) described in paragraph 1.4.2 above to the extent that they exceed the sum of £1,750,000.

1.4.5	In accordance with Part 2 of Schedule 8, the Second Retention Amount shall be paid into the Second Retention Account on Completion for the purpose of the Seller satisfying its obligation under paragraph 1.4.3 above. The balance of this sum, if any, which is not required to satisfy the Seller’s liability shall be repaid to the Seller on the earlier of:

1.4.5.1	the date on which the liabilities under the Pension Scheme have, in the reasonable opinion of the Buyer, all been secured; and

1.4.5.2	31st December 2006 or such later date as may be agreed by the Seller (such agreement not to be unreasonably withheld) if the Buyer is actively in the process of transferring the liabilities out of the Pension Scheme.

1.5	Notwithstanding the provisions of paragraph 1.4 above, if the Seller proposes an alternative arrangement whereby instead of the transfers contemplated by paragraph 1.4 above a third party is substituted as principal employer of the Pensions Scheme or otherwise assumes the liabilities in respect of the Pension Scheme the Buyer may agree to such proposal (such agreement not to be unreasonably withheld) PROVIDED THAT:

1.5.1	the Seller must present such an initial proposal to the Buyer on or before 30th November 2005;

1.5.2	the proposal does not cause the Buyer or the Company to incur either a higher level of cost or a higher level of exposure to potential claims or liabilities than would be incurred under paragraph 1.4 above;

1.5.3	neither the Buyer nor the Company shall have any further liability or potential liability whatsoever in respect of the Pension Scheme following the implementation of the proposal;

1.5.4	a clearance statement is obtained from the Pensions Regulator in respect of the proposal on or before 31st March 2006, with all material facts of the proposal having been disclosed to the Pensions Regulator, confirming that neither the Buyer nor the Company will be subject to either a “contribution notice” or a “financial support direction” in respect of the Pension Scheme; and

1.5.5	all relevant statutory and regulatory approvals are obtained in respect of the proposal on or before 31st March 2006 including, without limitation, the approval of HM Revenue & Customs where relevant.

1.6

The Seller shall be liable for all costs, fees, charges, debts and expenses, including without limitation any debt which is due under section 75 of the Pensions Act 1995, as amended, which are incurred in respect of meeting the obligations of the Pension Scheme with regard to the Non-SGS Parties, in excess of the assets of the Pension Scheme notionally allocated to the Non-SGS Parties in accordance with paragraph 1.2 above. At Completion, the Seller will deposit the sum of £575,000 with Punter Southall & Co. and, within 45 days of the Pension Completion Date, the Seller shall pay the amount of any FRS17 Deficit in respect of the Non-SGS Parties in accordance with paragraph 1.3 above to the Pension Scheme (or, if that is not possible for any reason, to the Buyer), for this purpose. These sums shall not be a cap on the liability of the Seller under this paragraph 1.6 and the Seller shall continue to be liable for any such charges that arise in respect of meeting the obligations of the Pension Scheme with regard to the Non-SGS Parties notwithstanding that they exceed the amount deposited.

1.7	Subject to paragraph 1.8 below, no withdrawal or refund of the amount deposited in accordance with paragraph 1.6 will be made other than for the purposes of meeting the costs under that clause until the Pension Scheme has, in the reasonable opinion of the Buyer, met all of its obligations in respect of the Non-SGS Parties.

1.8	The sum of £575,000 which is deposited with Punter Southall & Co. pursuant to paragraph 1.6 above shall be notionally split by the Actuary between each of the Non-SGS Parties, such split being subject to agreement with the Buyer, so that an amount is attributed to each of the Non-SGS Parties relevant to the cost of buying- out his or her liabilities with an insurance company. On each occasion that the liabilities of one of the Non-SGS Parties are transferred out of the Pension Scheme, the share of the deposit attributable to that individual, to the extent if any it has not been required to secure the individual’s liabilities, will be refunded to the Seller. For the avoidance of doubt, the Seller shall be immediately and directly liable for any sum which is required to secure a Non-SGS Party’s liabilities which are transferred out of the Pension Scheme and which exceed the amount that has been attributed to that Non-SGS Party by virtue of the notional split of the deposit by the Actuary.

1.9	The Seller hereby undertakes to ensure that:

1.9.1	all Non-SGS Parties and all liabilities associated with their membership shall be transferred out of the Pension Scheme before 31st March 2006;

1.9.2	any liabilities remaining at 31st March 2006 or such later date as may be agreed by the Buyer (such agreement not to be unreasonably withheld) if the Seller is actively in the process of transferring the liabilities out of the Pension Scheme, may be secured by the Buyer in any way it chooses and the Seller shall be liable for all additional costs arising from this in accordance with this paragraph 1.9.

1.10

The entire amount of any assets allocated to the Non-SGS Parties in the notional split made by the Actuary in accordance with paragraph 1.2, which remains in the Pension Scheme after all the Non-SGS Parties’ liabilities have been transferred out of the Pension Scheme in accordance with paragraph 1.9, shall be refunded to the Seller within 45 days of 31st March 2006 or such later date as may have been agreed in accordance with paragraph 1.9.2 together with interest as specified in the Actuary’s Letter up to the date of payment.

1.11	Until 31st March 2006, the Buyer agrees that it will provide such reasonable co-operation to the Seller and its nominees as is appropriate in developing and implementing any proposals suggested by the Seller for the transfer of all Non-SGS Parties and all liabilities associated with their membership out of the Pension Scheme. Unless and until the Buyer agrees to the proposal referred to in paragraph 1.5 or determines on or after 31st March 2006 that it cannot be pursued for any reason (even if, for the avoidance of doubt, it has decided before 31st March 2006 that it will not be agreeing to that proposal) the Buyer will respond to (and will procure that the Company will respond to) questions from the trustee of the Pension Scheme prior to 31st March 2006 concerning the Buyer’s intention in relation to the Pension Scheme by explaining that there are a number of options under review and that no decisions have yet been made unless the Buyer has been advised in writing by its legal advisers that it would be a breach of a legal obligation to so respond. For the avoidance of doubt, the Buyer shall have no liability whatsoever for any costs, fees, charges, debts and expenses which are incurred in respect of the transfer of the Non-SGS Parties out of the Pension Scheme.